Exhibit 4.2.1

EMC MORTGAGE CORPORATION,

as Servicer,

WELLS FARGO BANK, N.A.,

as Master Servicer,

PEOPLE’S CHOICE HOME LOAN, INC.,

as Subservicer

and

HSBC BANK USA, NATIONAL ASSOCIATION

as Trustee

SERVICING AGREEMENT

Dated as of July 1, 2006

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Section 12.08.	Reproduction of Documents	46
Section 12.09.	Confidentiality of Information	46
Section 12.10.	No Partnership	46
Section 12.11.	Counterparts; Successors and Assigns	46
Section 12.12.	Entire Agreement	47
Section 12.13.	Further Agreements	47

EXHIBITS

Exhibit A	Mortgage Loan Schedule
Exhibit B	Custodial Account Letter Agreement
Exhibit C	Escrow Account Letter Agreement
Exhibit D	Form of Request for Release by Custodian
Exhibit E	Format for Reporting Realized Losses or Gains
Exhibit F	Master Servicer’s Standard File Layout - Scheduled/Scheduled Reporting
Exhibit G	Master Servicer’s Standard File Layout - Delinquency Reporting
Exhibit H	Form of Limited Power of Attorney
Exhibit I	Servicing Criteria to be Addressed in Assessment of Compliance
Exhibit J	Form of Annual Certification

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THIS IS A SERVICING AGREEMENT, dated as of July 1, 2006 (the “Agreement”), and is executed among EMC Mortgage Corporation, as servicer (the “Servicer”), Wells Fargo Bank, N.A., as master servicer (the “Master Servicer”), People’s Choice Home Loan, Inc., as the subservicer pursuant to the Subservicing Agreement (the “Subservicer”) and HSBC Bank USA, National Association, as trustee (the “Trustee”).

PRELIMINARY STATEMENT:

WHEREAS, pursuant to the pooling and servicing agreement, dated as of July 1, 2006, among People’s Choice Home Loan Securities Corp., as depositor (the “Depositor”), the Master Servicer, Wells Fargo Bank, N.A., as the Securities Administrator, the Trustee, the Servicer, the Subservicer and People’s Choice Home Loan, Inc., as seller (the “Pooling and Servicing Agreement”), the Issuing Entity (as defined in the Pooling and Servicing Agreement) has issued the Certificates (as defined in the Pooling and Servicing Agreement), which will evidence an ownership interest in, among other things, trust assets consisting of the mortgage loans identified on Exhibit A attached hereto (the “Mortgage Loans”). The Issuing Entity desires to engage the Servicer to service the Mortgage Loans, itself or through the Subservicer, for the benefit of the holders of the Certificates, and the Servicer desires to accept such engagement, subject and pursuant to the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Defined Terms.

Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Pooling and Servicing Agreement, which is incorporated herein by this reference. Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

Agreement: This Servicing Agreement including all exhibits hereto, amendments hereof and supplements hereto.

Ancillary Income: All income derived from the Mortgage Loans other than payments of principal, interest and Escrow Payments (excluding Servicing Fees and Prepayment Charges attributable to the Mortgage Loans), including but not limited to interest received on funds deposited in the Custodial Account or any Escrow Account, all late charges, assumption fees, escrow account benefits (to the extent permitted by law and in the Mortgage Loan Documents), reinstatement fees, fees received with respect to checks on bank drafts returned by the related bank for insufficient funds, and similar types of fees arising from or in connection with any Mortgage Loan to the extent not otherwise payable to the Mortgagor under applicable law or pursuant to the terms of the related Mortgage Note.

Condemnation Proceeds: All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

Custodial Account: The separate demand account or accounts created and maintained pursuant to Section 4.04, which shall be entitled “People’s Choice Home Loan Inc. f/b/o Trustee and Holders of People’s Financial Realty Mortgage Securities Trust, Series Mortgage Pass-Through Certificates, Series 2006-1” and shall be an Eligible Account.

Effective Date: July 1, 2006.

Escrow Account: The separate trust account or accounts created and maintained pursuant to Section 4.06, which shall be entitled “[Name of Servicer or Subservicer] - Escrow Account, in trust for People’s Financial Realty Mortgage Securities Trust, Series 2006-1” and shall be an Eligible Account, it being understood that amounts on deposit in an Escrow Account shall be and remain uninvested.

Escrow Payments: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other related document.

Event of Default: Any one of the conditions or circumstances enumerated in Section 9.01.

Fidelity Bond: A fidelity bond to be maintained by each of the Servicer and the Subservicer pursuant to Section 4.12.

Full Principal Prepayment: A Principal Prepayment made by a Mortgagor of the entire principal balance of a Mortgage Loan.

GAAP: Generally accepted accounting principles and procedures, consistently applied.

HUD: The United States Department of Housing and Urban Development or any successor thereto.

Mortgage Loan Remittance Rate: With respect to each Mortgage Loan, the annual rate of interest remitted to the Master Servicer, which shall be equal to the related Mortgage Rate minus the Subservicing Fee Rate.

Partial Principal Prepayment: A Principal Prepayment by a Mortgagor in part but not in full of the outstanding principal balance of a Mortgage Loan.

Payment Plan: A payment plan agreed to by the Mortgagor and the Servicer or the Subservicer, in the Servicer’s or the Subservicer’s own discretion (subject, in the case of the Subservicer, to Section 3.02 of the Pooling and Servicing Agreement), which enables a Mortgagor to bring the related Mortgage Loan current within an amount of time deemed reasonable by the Servicer or the Subservicer in the exercise of its prudent business judgment and in accordance with the Servicing Standard.

REO Disposition Proceeds: Amounts received by the Servicer or the Subservicer in connection with a related REO Disposition.

Servicing Advances: All customary, reasonable and necessary “out-of-pocket” costs and expenses (including reasonable attorneys’ fees and disbursements) incurred in the performance by the Servicer or the Subservicer of its servicing obligations relating to each Mortgage Loan other than a Monthly Advance, including the cost of (a) the preservation, inspection, restoration and protection of the Mortgaged Property, (b) any enforcement, administrative or judicial proceedings, or any legal work or advice specifically related to servicing the Mortgage Loans, including foreclosures, bankruptcies, condemnations, drug seizures, elections, foreclosures by subordinate or superior lienholders, and other legal actions incidental to the servicing of the Mortgage Loans (provided that such expenses are reasonable and that the Servicer or the Subservicer specifies the Mortgage Loan(s) to which such expenses relate), (c) the management and liquidation of the Mortgaged Property if the Mortgaged Property is acquired in full or partial satisfaction of the related Mortgage (including any fees of an independent contractor (such as a real estate broker) engaged by the Servicer or the Subservicer in connection with such activities), (d) advancing payments of taxes, assessments, water rates, sewer rates and other charges which are or may become a lien upon the Mortgaged Property, and Primary Mortgage Insurance Policy premiums and fire and hazard and flood insurance coverage and (e) compliance with the obligations under Section 4.08 hereof. Neither the Servicer nor the Subservicer shall have any obligation to make any Servicing Advance if the Servicer or the Subservicer, in accordance with the Servicing Standard, determines that such Servicing Advance is or would constitute a Nonrecoverable Advance; provided that the determination by the Servicer or the Subservicer that it has made a Nonrecoverable Advance is evidenced by an Officer’s Certificate of the Servicer or the Subservicer delivered to the Master Servicer and detailing the reasons for such determination.

Servicing File: The documents, records and other items pertaining to a particular Mortgage Loan, and any additional documents relating to such Mortgage Loan as are in, or as may from time to time come into, the Servicer’s or the Subservicer’s possession.

Servicing Standard: The servicing and administration of the Mortgage Loans for which the Servicer and the Subservicer are responsible hereunder (a) in the same manner in which, and with the same care, skill, prudence and diligence with which, the Servicer and the Subservicer services and administers similar mortgage loans with similar mortgagors (i) for other third-parties, giving due consideration to customary and usual standard of practice of prudent institutional residential mortgage lenders servicing their own loans or (ii) held in the Servicer’s or the Subservicer’s own portfolio, whichever standard is higher, and, in either case, giving due consideration to customary and usual standards or practice of mortgage lenders and loan servicers servicing and administering similar mortgage loans, (b) with a view to the maximization of the recovery on such Mortgage Loans on a net present value basis and the best interests of the Trustee on behalf of the Certificateholders, (c) without regard to (i) any relationship that Servicer and the Subservicer or any Affiliate of either thereof may have with the related Mortgagor or any other party to the transaction; (ii) the right of the Servicer and the Subservicer to receive compensation or other fees for its servicing rendered pursuant to this

Agreement; (iii) the obligation of the Servicer and the Subservicer to make Servicing Advances; (iv) the ownership, servicing or management by the Servicer and the Subservicer or any Affiliate of either thereof for others of any other mortgage loans or mortgaged properties; and (v) any debt the Servicer and the Subservicer or any Affiliate of either thereof has extended to any Mortgagor or any Affiliate of such Mortgagor and (d) in accordance with all applicable state, local and federal laws, rules and regulations.

ARTICLE II

SERVICING OF MORTGAGE LOANS; POSSESSION OF SERVICING FILES; BOOKS

AND RECORDS; DELIVERY OF MORTGAGE LOAN DOCUMENTS

Section 2.01. Servicing of Mortgage Loans.

From and after the Effective Date and pursuant to the terms of this Agreement, the Servicer does hereby agree to service the Mortgage Loans by itself or through the Subservicer.

Section 2.02. Maintenance of Servicing Files.

The Servicer shall, or shall cause the Subservicer to, maintain a Servicing File consisting of all documents necessary to service the Mortgage Loans. The possession of each Servicing File by the Servicer or the Subservicer is for the sole purpose of servicing the related Mortgage Loan, and such retention and possession by the Servicer or the Subservicer is in a custodial capacity only. Each of the Servicer and the Subservicer acknowledges that the ownership of each Mortgage Loan is vested in the Trustee on behalf of the Certificateholders. All rights arising out of the Mortgage Loans including all funds received on or in connection with the Mortgage Loans and all records or documents with respect to the Mortgage Loans prepared by or which come into the possession of the Servicer or the Subservicer shall be received and held by the Servicer or the Subservicer for the sole purpose of servicing the Mortgage Loans and such retention and possession by the Servicer or the Subservicer is in a custodial capacity only in trust for the exclusive benefit of the Trustee on behalf of the Certificateholders as the owners of the Mortgage Loans. Any portion of the related Servicing Files retained by the Servicer or the Subservicer shall be appropriately identified in the Servicer’s or the Subservicer’s computer system to reflect clearly the ownership of the related Mortgage Loans by the Trustee on behalf of the Certificateholders. The Servicer or the Subservicer shall release its custody of the contents of the related Servicing Files only in accordance with written instructions of the Master Servicer, except when such release is required as incidental to the Servicer’s or the Subservicer’s servicing of the Mortgage Loans, such written instructions shall not be required.

Section 2.03. Books and Records.

The Servicer shall be responsible for maintaining, and shall maintain or cause the Subservicer to maintain, a complete set of books and records for the Mortgage Loans which shall be appropriately identified in the Servicer’s or the Subservicer’s computer system to clearly reflect the ownership of the Mortgage Loan by the Trustee on behalf of the Certificateholders. In particular, the Servicer shall maintain or cause the Subservicer to maintain in its possession, available for inspection by the Master Servicer or its designee, and shall deliver to the Master Servicer upon demand, evidence of compliance with all federal, state and local laws, rules and regulations, including documentation as to the method used in determining the applicability of the provisions of the Flood Disaster Protection Act of 1973, as amended, to the Mortgaged Property, documentation evidencing insurance coverage and eligibility of any condominium project for approval by Fannie Mae and periodic inspection reports as required by Section 4.13. To the extent that original documents are not required for purposes of realization of Liquidation Proceeds or Insurance Proceeds, documents maintained by the Servicer or the Subservicer may be in the form of microfilm or microfiche or such other reliable means of recreating original documents, including optical imagery techniques.

The Servicer shall maintain, or shall cause the Subservicer to maintain, with respect to each Mortgage Loan, and make available for inspection by the Master Servicer or its designee, the related Servicing File (or copies thereof) during the time the Certificates remain outstanding and thereafter in accordance with applicable laws and regulations.

Section 2.04. Delivery of Mortgage Loan Documents.

The Servicer shall forward, or shall cause the Subservicer to forward, to the Custodian on behalf of the Trustee original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with Section 4.01 or 6.01 promptly after their execution; provided, however, that the Servicer shall provide, or shall cause the Subservicer to provide, to the Custodian on behalf of the Trustee a certified true copy of any such document submitted for recordation promptly after its execution, and shall provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original promptly after receipt thereof, but in no event later than 240 days after its execution; provided, however, that if such delivery is not completed within 240 days solely due to delays in making such delivery by reason of the fact that such documents shall not have been returned by the appropriate recording office, the Servicer shall continue to use its best efforts to obtain such documents, itself or through the Subservicer, and effect delivery as soon as possible after its receipt thereof.

From time to time, the Servicer or the Subservicer may have a need for Mortgage Loan Documents to be released by the Custodian. If the Servicer or the Subservicer shall require any of the Mortgage Loan Documents, the Servicer or the Subservicer shall notify the Custodian in writing of such request in the form of the request for release attached hereto as Exhibit D. During the time that any such documentation is held by the Servicer or the Subservicer, such possession is in trust for the benefit of the Trustee on behalf of the Certificateholders, and the Servicer or the Subservicer shall return such documentation to the Custodian when the Servicer’s or the Subservicer’s need therefor no longer exists.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SERVICER

Section 3.01. Representations of the Servicer.

The Servicer hereby represents, warrants and covenants to the other parties hereto that, as of the Effective Date:

(a) The Servicer is a corporation validly existing and in good standing under the laws of the State of Delaware and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in each state where a Mortgaged Property is located if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the Servicer, and in any event the Servicer is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of the related Mortgage Loan and the servicing of such Mortgage Loan in accordance with the terms of this Agreement; the Servicer has the full corporate power and authority to execute and deliver this Agreement and to perform in accordance herewith; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by the Servicer and the consummation of the transactions contemplated hereby have been duly and validly authorized; this Agreement evidences the valid, binding and enforceable obligation of the Servicer; and all requisite corporate action has been taken by the Servicer to make this Agreement valid and binding upon the Servicer in accordance with its terms;

(b) The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Servicer, who is in the business of servicing subprime mortgage loans;

(c) There is no action, suit, proceeding or investigation pending or, to the best knowledge of the Servicer, threatened against the Servicer which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Servicer, or in any material impairment of the right or ability of the Servicer to carry on its business substantially as now conducted, or in any material liability on the part of the Servicer, or which would draw into question the validity of this Agreement or the Mortgage Loans or of any action taken or to be contemplated herein, or which would be likely to impair materially the ability of the Servicer to perform under the terms of this Agreement;

(d) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Servicer of or compliance by the Servicer with this Agreement, or if required, such approval has been obtained prior to the Effective Date;

(e) The Servicer is an approved seller/servicer of conventional residential mortgage loans for Fannie Mae or an approved servicer of conventional mortgage loans for Freddie Mac, with the facilities, procedures, and experienced personnel necessary for the sound servicing of mortgage loans of the same type as the Mortgage Loans. The Servicer is in good standing to service mortgage loans for Fannie Mae or Freddie Mac, and no event has occurred, including but not limited to a change in insurance coverage, which would make the Servicer unable to service the Mortgage Loans in accordance with the Servicing Standard and this Agreement;

(f) The Servicer will not waive any Prepayment Charge unless it is waived in accordance with the standard set forth in Section 4.17; and

(g) The Servicer will fully furnish or cause the Subservicer to fully furnish, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (i.e., favorable and unfavorable) on its borrower credit files to the three national credit repositories on a monthly basis.

Section 3.02. Representations of the Subservicer.

The Subservicer hereby represents, warrants and covenants to the other parties hereto that, as of the Effective Date:

(a) The Subservicer is a corporation validly existing and in good standing under the laws of the State of Wyoming and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in each state where a Mortgaged Property is located if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the Subservicer, and in any event the Subservicer is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of the related Mortgage Loan and the servicing of such Mortgage Loan in accordance with the terms of this Agreement; the Subservicer has the full corporate power and authority to execute and deliver this Agreement and to perform in accordance herewith; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by the Subservicer and the consummation of the transactions contemplated hereby have been duly and validly authorized; this Agreement evidences the valid, binding and enforceable obligation of the Subservicer; and all requisite corporate action has been taken by the Subservicer to make this Agreement valid and binding upon the Subservicer in accordance with its terms;

(b) The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Subservicer, who is in the business of servicing subprime mortgage loans;

(c) There is no action, suit, proceeding or investigation pending or, to the best knowledge of the Subservicer, threatened against the Subservicer which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Subservicer, or in any material impairment of the right or ability of the Subservicer to carry on its business substantially as now conducted, or in any material liability on the part of the Subservicer, or which would draw into question the validity of this Agreement or the Mortgage Loans or of any action taken or to be contemplated herein, or which would be likely to impair materially the ability of the Subservicer to perform under the terms of this Agreement;

(d) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Subservicer of or compliance by the Subservicer with this Agreement, or if required, such approval has been obtained prior to the Effective Date;

(e) The Subservicer is an approved seller/servicer of conventional residential mortgage loans for Fannie Mae or an approved servicer of conventional mortgage loans for Freddie Mac, with the facilities, procedures, and experienced personnel necessary for the sound servicing of mortgage loans of the same type as the Mortgage Loans. The Subservicer is in good standing to service mortgage loans for Fannie Mae or Freddie Mac, and no event has occurred, including but not limited to a change in insurance coverage, which would make the Subservicer unable to service the Mortgage Loans in accordance with the Servicing Standard and this Agreement;

(f) The Subservicer will not waive any Prepayment Charge unless it is waived in accordance with the standard set forth in Section 4.17; and

(g) The Subservicer will fully furnish, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (i.e., favorable and unfavorable) on its borrower credit files to the three national credit repositories on a monthly basis.

ARTICLE IV

ADMINISTRATION AND SERVICING OF MORTGAGE LOANS

Section 4.01. Servicer to Act as Servicer.

(a) General. The Servicer shall, or shall cause the Subservicer to, service and administer the Mortgage Loans in accordance with this Agreement and with the Servicing Standard (giving due consideration to the Trustee’s reliance on the Servicer and the Subservicer), and shall have full power and authority, acting alone, to do or cause to be done any and all things in connection with such servicing and administration which the Servicer or the Subservicer may deem necessary or desirable and consistent with the terms of this Agreement and with the Servicing Standard. The Trustee shall deliver powers-of-attorney, in forms reasonably acceptable to it, to the Servicer and the Subservicer sufficient to allow the Servicer and the Subservicer to execute all documentation requiring execution on behalf of the Trustee with respect to the servicing of the Mortgage Loans, including satisfactions, partial releases, modifications and foreclosure documentation or, in the alternative, shall as promptly as reasonably feasible, execute and return such documentation to the Servicer or the Subservicer.

(b) Modifications. Consistent with the terms of this Agreement, the Servicer or the Subservicer may waive, modify or vary any term of any Mortgage Loan or consent to the postponement of any such term or in any manner grant indulgence to any Mortgagor if, in accordance with the Servicing Standard, such waiver, modification, postponement or indulgence is not materially adverse to the Certificateholders; provided, however, that the Master Servicer, the Servicer or the Subservicer, as the case may be, shall not permit any modification with respect to any Mortgage Loan that would change the Mortgage Rate, forgive the payment of principal or interest, reduce or increase the outstanding principal balance (except for actual payments of principal) or change the final maturity date on such Mortgage Loan or modify a Mortgage Loan that would result in a “significant modification” for purposes of the REMIC Provisions, unless the Mortgage Loan is in default or default is reasonably foreseeable, in which case the Servicer or Subservicer, as the case may be, shall obtain the prior written consent of the Master Servicer; provided further, that in the course of collecting past due payments, the Servicer or the Subservicer, without the consent of the Master Servicer, may temporarily defer the payment of principal or interest in connection with a Payment Plan with the Mortgagor, subject to Section 3.02 of the Pooling and Servicing Agreement in the case of any such action proposed to be taken by the Subservicer.

In the event of any such modification that has been agreed to in writing by the Master Servicer and that permits the deferral of interest or principal payments on any Mortgage Loan, the Servicer or the Subservicer shall, on the Business Day immediately preceding the related Servicer Remittance Date, in any month in which any such principal or interest payment has been deferred, deposit in the Custodial Account, from its own funds, in accordance with Section 4.04 and Section 5.03 hereof, the difference between (i) such month’s principal and one month’s interest at the related Mortgage Loan Remittance Rate on the unpaid principal balance of such Mortgage Loan and (ii) the amount paid by the Mortgagor. The Servicer or the Subservicer, as the case may be, shall be entitled to reimbursement for such advances to the same extent as for all other Monthly Advances pursuant to Section 4.05 hereof. Without limiting the generality of the foregoing, each of the Servicer and the Subservicer shall continue, and is hereby authorized and empowered to continue, to prepare, execute and deliver all instruments of satisfaction or cancellation or of partial or full release, discharge and all other comparable instruments with respect to the Mortgage Loans and with respect to the Mortgaged Properties, subject to Section 3.02 of the Pooling and Servicing Agreement, in the case of any such action proposed to be taken by the Subservicer.

With respect to Mortgage Loans affected by a hurricane or other natural disaster, if the Mortgaged Property is located in public and individual assistance counties, as designated by Federal Emergency Management Agency (as set forth on its website www.fema.gov), EMC Mortgage Corporation, as Servicer (or the Subservicer, if the Servicer is no longer servicing the Mortgage Loans), may, at its sole option, cease collection activities, charging late fees and credit reporting activity for all Mortgagors in such counties for a period of time and, if reasonably prudent, may extend such period as long as it deems necessary. In addition, the Servicer (or the Subservicer, if the Servicer is no longer servicing the Mortgage Loans) may suspend all foreclosure and bankruptcy activity relating to such Mortgage Loans for a period of time and, if reasonably prudent, may extend such period as long as it deems necessary.

Notwithstanding the foregoing, in the event that any Mortgage Loan is in default or, in the judgment of the Servicer or the Subservicer, default is reasonably foreseeable, the Servicer or the Subservicer, consistent with the Servicing Standard, may also waive, modify or vary any term of such Mortgage Loan (including modifications that would change the Mortgage Rate, forgive the payment of principal or interest, or waive, in whole or in part, a Prepayment Charge), accept payment from the related Mortgagor of an amount less than the Stated Principal Balance in final satisfaction of such Mortgage Loan, or consent to the postponement of strict compliance with any such term or otherwise grant indulgence to any Mortgagor (any and all such waivers, modifications, variances, forgiveness of principal or interest, postponements, or indulgences collectively referred to herein as “forbearance”), subject to Section 3.02 of the Pooling and Servicing Agreement in the case of any such action proposed to be taken by the Subservicer.

(c) Subservicers. The Servicer shall perform all of its servicing responsibilities hereunder or may cause the Subservicer, or any other subservicer if the Subservicer has been terminated or has resigned, to perform any such servicing responsibilities on its behalf, but the use by the Servicer, the Subservicer or any other subservicer shall not release the Servicer from any of its obligations hereunder and the Servicer shall remain responsible hereunder for all acts and omissions of each subservicer as fully as if such acts and omissions were those of the Servicer. The Subservicer and any such other subservicer must be a Fannie Mae approved seller/servicer or a Freddie Mac approved seller/servicer in good standing and no event shall have occurred, including but not limited to, a change in insurance coverage, which would make it unable to comply with the eligibility requirements for seller/servicers imposed by Fannie Mae or Freddie Mac, or which would require notification to Fannie Mae or Freddie Mac. The Subservicer may retain its fees and expenses and/or withdraw such fees and expenses from the Custodial Account, to the same extent that the Servicer would be entitled to retain or withdraw such fees and expenses if the Servicer were owed them. The Servicer shall pay all fees and expenses of any other subservicer from its own funds. A subservicer’s fee shall not exceed the Servicing Fee.

At the cost and expense of the Servicer, without any right of reimbursement from the Custodial Account, subject to the terms of the related subservicing agreement, the Servicer shall be entitled to terminate the rights and responsibilities of a subservicer and arrange for any servicing responsibilities to be performed by a successor subservicer meeting the requirements in the preceding paragraph; provided, however, that nothing contained herein shall be deemed to prevent or prohibit the Servicer, at the Servicer’s option, from electing to service the related Mortgage Loans itself. In the event that the Servicer’s responsibilities and duties under this Agreement are terminated pursuant to Section 8.04, Section 9.01 or Section 10.01 hereof, and if requested to do so by the Master Servicer, the Servicer shall at its own cost and expense terminate the rights and responsibilities of each subservicer effective as of the date of termination of the Servicer; provided that the Subservicer may only be terminated in accordance with the terms of the Subservicing Agreement. The Servicer shall pay all fees, expenses or penalties necessary in order to terminate the rights and responsibilities of any subservicer from the Servicer’s own funds without reimbursement from any other Person.

Notwithstanding any of the provisions of this Agreement relating to agreements or arrangements between the Servicer and a subservicer or any reference herein to actions taken through a subservicer or otherwise, the Servicer shall not be relieved of its obligations to the Issuing Entity, the Master Servicer and the Trustee and shall be obligated to the same extent and under the same terms and conditions as if it alone were servicing and administering the Mortgage Loans. The Servicer shall be responsible for ensuring that the Subservicer and each other subservicer complies with any provision in this Agreement imposing obligations on the Subservicer or any other subservicer. The Servicer shall be entitled to enter into an agreement with the Subservicer or any other subservicer for indemnification of the Servicer by the Subservicer or such other subservicer and nothing contained in this Agreement shall be deemed to limit or modify such indemnification.

Any subservicing agreement and any other transactions or services relating to the Mortgage Loans involving a subservicer shall be deemed to be between such subservicer and Servicer alone, and none of the Issuing Entity, the Master Servicer or the Trustee shall have any obligations, duties or liabilities with respect to such subservicer including no obligation, duty or liability to pay such subservicer’s fees and expenses. For purposes of distributions and advances by the Servicer pursuant to this Agreement, the Servicer shall be deemed to have received a payment on a Mortgage Loan when the Subservicer or another subservicer has received such payment.

Section 4.02. Collection of Mortgage Loan Payments.

Continuously from the date hereof until the date each Mortgage Loan ceases to be subject to this Agreement, the Servicer shall proceed, or shall cause the Subservicer to proceed, with reasonable diligence and in accordance with the Servicing Standard, to collect all payments due under each Mortgage Loan when the same shall become due and payable. Further, the Servicer shall, or shall cause the Subservicer to, take reasonable care in ascertaining and estimating annual ground rents, taxes, assessments, water rates, fire and hazard insurance premiums, mortgage insurance premiums, and all other charges that, as provided in the Mortgage Loan Documents, will become due and payable to the end that the installments payable by the Mortgagors will be sufficient to pay such charges as and when they become due and payable.

Section 4.03. Realization Upon Defaulted Mortgage Loans.

The Servicer shall, or shall cause the Subservicer to, use its reasonable efforts, consistent with the Servicing Standard, to foreclose upon or otherwise comparably convert the ownership of properties securing such of the Mortgage Loans as come into and continue in default and as to which no satisfactory arrangements can be made for collection of delinquent payments pursuant to Section 4.01 hereof. The Servicer or the Subservicer may also, in its discretion, as an alternative to foreclosure, sell defaulted Mortgage Loans at fair market value to third-parties, if the Servicer or the Subservicer reasonably believes that such sale would maximize proceeds to the Trustee and the Certificateholders in the aggregate (on a present value basis) with respect to that Mortgage Loan. The Servicer shall, or shall cause the Subservicer to, use its reasonable efforts to realize upon defaulted Mortgage Loans in such manner as will maximize the receipt of principal and interest by the Issuing Entity and the Trustee, taking into account, among other things, the timing of foreclosure proceedings. The foregoing is subject to the provisions that, in any case in which any Mortgaged Property shall have suffered damage, neither the Servicer nor the Subservicer shall be required to expend its own funds toward the restoration of such property unless it shall determine in its discretion (a) that such restoration will increase the proceeds of liquidation of the related Mortgage Loan to the Trustee and the Certificateholders after reimbursement to itself for such expenses, and (b) that such expenses will be recoverable by the Servicer or the Subservicer, as the case may be, through Insurance Proceeds or Liquidation Proceeds from the related Mortgaged Property, as contemplated in Section 4.05 hereof. Each of the Servicer and the Subservicer shall be responsible for all costs and expenses incurred by it in any such proceedings, sales or functions as Servicing Advances; provided, however, that each shall be entitled to reimbursement therefor as provided in Section 4.05 hereof. Notwithstanding anything to the contrary contained herein, in connection with a foreclosure or acceptance of a deed in lieu of foreclosure, in the event the Servicer or the Subservicer has reasonable cause to believe that a Mortgaged Property is contaminated by hazardous or toxic substances or wastes, or if the Master Servicer otherwise requests an environmental inspection or review of such Mortgaged Property, such an inspection or review is to be conducted by a qualified inspector. Upon completion of the inspection, the Servicer or the Subservicer shall promptly provide the Master Servicer with a written report of the environmental inspection. After reviewing the environmental inspection report, the Master Servicer shall direct the Servicer or the Subservicer as to how the Servicer or the Subservicer shall proceed with respect to the Mortgaged Property, and the Servicer or the Subservicer shall follow the Master Servicer’s directions with respect thereto.

The Servicer or the Subservicer, in its sole discretion, may, with respect to any second-lien Mortgage Loan that is greater than 180 days delinquent and for which the related superior lien is not a Mortgage Loan, charge off such second-lien Mortgage Loan if it has made a Final Recovery Determination with respect thereto (each such Mortgage Loan, a “Charged-off Mortgage Loan”). Neither the Servicer nor the Subservicer shall have any obligation to make any Monthly Advances or Servicing Advances with respect to such Charged-off Mortgage Loan for the period following the date on which such second-lien Mortgage Loan was charged off. Any net Liquidation Proceeds received in connection with any recoveries received with respect to such Charged-off Mortgage Loan shall be deposited in the Custodial Account pursuant to Section 4.04 hereof.

Section 4.04. Establishment of Custodial Accounts; Deposits in Custodial Accounts.

The Servicer shall, or shall cause the Subservicer to, segregate and hold all funds collected and received pursuant to each Mortgage Loan separate and apart from any of its own funds and general assets and shall establish and maintain one or more Custodial Accounts. Any funds in a Custodial Account may be invested in Permitted Investments, with any income earned thereon for the benefit of the party establishing the subject account. Funds deposited in the Custodial Account may be drawn on by the Servicer or the Subservicer, as applicable, only in accordance with Section 4.05 hereof. The creation of any Custodial Account shall be evidenced by an account certification in the form shown in Exhibit B hereto. The original of such account certification shall be furnished to the Master Servicer upon reasonable request. Each of the Servicer and the Subservicer acknowledges and agrees that it shall bear any losses incurred with respect to Permitted Investments it directs. The amount of any such losses shall be immediately deposited by the Servicer or the Subservicer, as applicable, into the Custodial Account, out of its own funds, with no right to reimbursement therefor.

The Servicer shall, or shall cause the Subservicer to, deposit into the Custodial Account within two Business Days of the Servicer’s or the Subservicer’s receipt, and retain therein, the following collections:

(a) all payments on account of principal, including Principal Prepayments, on the Mortgage Loans;

(b) all payments on account of interest on the Mortgage Loans (adjusted to the related Mortgage Loan Remittance Rate in the case of deposits by the Subservicer);

(c) all Liquidation Proceeds;

(d) any net amounts received by the Servicer or the Subservicer in connection with any REO Property pursuant to Section 4.13 hereof;

(e) all Insurance Proceeds including amounts required to be deposited pursuant to Section 4.08, Section 4.10 and Section 4.11 hereof, other than proceeds to be held in the Escrow

Account and applied to the restoration or repair of the Mortgaged Property or released to the Mortgagor in accordance with the Servicing Standard, the Mortgage Loan Documents or applicable law;

(f) all Condemnation Proceeds affecting any Mortgaged Property other than proceeds to be held in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or released to the Mortgagor in accordance with the Servicing Standard, the Mortgage Loan Documents or applicable law;

(g) any Monthly Advances as provided in Section 5.03 hereof;

(h) any amounts required to be deposited in the Custodial Account pursuant to Section 4.01, Section 4.14, Section 6.01 and Section 6.02 hereof; and

(i) any Prepayment Interest Shortfall, to the extent of the Servicing Fee received with respect to the related Due Period.

The foregoing requirements for deposit in the Custodial Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of Ancillary Income, to the extent permitted by Section 6.01 hereof, need not be deposited by the Servicer or the Subservicer in the Custodial Account.

Section 4.05. Permitted Withdrawals From the Custodial Account.

The Servicer or the Subservicer may, from time to time, make withdrawals from the Custodial Account for the following purposes:

(a) to make remittances to the Master Servicer in the amounts and in the manner provided for in Section 5.01 hereof;

(b) to reimburse itself for Monthly Advances it made, the Servicer’s or the Subservicer’s right to reimburse itself pursuant to this subclause (ii) being limited to amounts received on the related Mortgage Loan which represent late collections, Liquidation Proceeds and Insurance Proceeds (net of the related Servicing Fees) of principal and/or interest respecting which it made any such Monthly Advance;

(c) to reimburse itself for unreimbursed Servicing Advances it made, the Servicer’s or the Subservicer’s right to reimburse itself pursuant to this subclause (iii) with respect to any Mortgage Loan being limited to Liquidation Proceeds, Condemnation Proceeds, and Insurance Proceeds and REO Disposition Proceeds related to such Mortgage Loan;

(d) to pay to itself as servicing compensation (a) any interest earned on funds in the Custodial Account it maintains in its name (all such interest to be withdrawn monthly not later than each Servicer Remittance Date), (b) any Prepayment Interest Excess and (c) any Servicing Fee or Subservicing Fee to which the Servicer or the Subservicer, respectively, is entitled in accordance with the terms hereof to the extent such Servicing Fee or Subservicing Fee has not been paid to or retained by the Servicer or the Subservicer, it being understood that the

Subservicer shall not withdraw any portion of the Servicing Fee for any Due Period in excess of the Subservicing Fee for such Due Period;

(e) to reimburse itself for any Nonrecoverable Advances it made;

(f) to transfer funds to another Eligible Account in accordance with Section 4.09 hereof;

(g) to remove funds deposited in the Custodial Account in error by the Servicer or the Subservicer; and

(h) to clear and terminate the Custodial Account upon the termination of this Agreement.

Section 4.06. Establishment of Escrow Accounts; Deposits in Escrow Accounts.

The Servicer shall, or shall cause the Subservicer to, segregate and hold all funds collected and received pursuant to each Mortgage Loan which constitute Escrow Payments separate and apart from any of its own funds and general assets and shall establish and maintain one or more Escrow Accounts. Any funds deposited in an Escrow Account may be invested in Permitted Investments. Funds deposited in an Escrow Account may be drawn on by the Servicer or the Subservicer in accordance with Section 4.07 hereof. The creation of any Escrow Account shall be evidenced by an account certification in the form shown in Exhibit C. The original of such account certification shall be furnished to the Master Servicer upon request. Each of the Servicer and the Subservicer acknowledges and agrees that it shall bear any losses incurred with respect to Permitted Investments it directs. The amount of any such losses shall be immediately deposited by the Servicer or the Subservicer, as applicable, into the Escrow Account out of its own funds, with no right to reimbursement therefor.

The Servicer shall, or shall cause the Subservicer to, deposit in the Escrow Account or Accounts within two Business Days of Servicer’s receipt, and retain therein:

(a) all Escrow Payments collected on account of the Mortgage Loans, for the purpose of effecting timely payment of any items as are required under the terms of this Agreement;

(b) all Insurance Proceeds which are to be applied to the restoration or repair of any Mortgaged Property; and

(c) all Servicing Advances for Mortgagors whose Escrow Payments are insufficient to cover escrow disbursements.

The Servicer or the Subservicer shall make withdrawals from an Escrow Account it maintains only to effect such payments as are required under this Agreement, and for such other purposes as shall be as set forth in and in accordance with Section 4.07 hereof. Except as provided in Section 4.07 hereof, the Servicer or the Subservicer, as the case may be, shall be entitled to retain any interest paid on funds deposited in an Escrow Account by the depository institution at which it is maintained.

Section 4.07. Permitted Withdrawals From Escrow Account.

Withdrawals from the Escrow Account may be made by the Servicer or the Subservicer only:

(a) to effect timely payments of ground rents, taxes, assessments, water rates, fire and hazard insurance premiums, Primary Mortgage Insurance Policy premiums, if applicable, and comparable items;

(b) to reimburse the Servicer or the Subservicer for any Servicing Advance made by the Servicer or the Subservicer, as the case may be, with respect to a Mortgage Loan but only from amounts received on such Mortgage Loan which represent late payments of the amounts advanced thereunder;

(c) to refund to Mortgagors any funds as may be determined to be overages;

(d) for transfer to the Custodial Account in connection with an acquisition of REO Property;

(e) for application to restoration or repair of the Mortgaged Property;

(f) to pay to the Servicer or the Subservicer, as the case may be, or to the Mortgagor to the extent required by law, any interest paid on the funds deposited in the Escrow Account;

(g) to pay to the Mortgagors or other parties Insurance Proceeds deposited in accordance with Section 4.06 hereof;

(h) to remove funds placed in an Escrow Account in error by the Servicer or the Subservicer; and

(i) to clear and terminate the Escrow Account on the termination of this Agreement.

As part of its servicing duties, the Servicer shall or shall cause the Subservicer to, pay to the Mortgagors interest on funds in an Escrow Account, to the extent required by law, and to the extent that interest earned on funds in the Escrow Account is insufficient, shall pay such interest from its own funds, without any reimbursement therefor.

The Servicer will be responsible for the administration of the Escrow Accounts and will be obligated to make, or to cause the Subservicer to make, Servicing Advances to the Escrow Account in respect of its obligations under this Section 4.07 hereof, when and as necessary to avoid the lapse of insurance coverage on the Mortgaged Property, and to avoid a tax lien being placed on the Mortgaged Property. Notwithstanding the foregoing, if any such payment has not been made and the Servicer or the Subservicer receives notice of a tax lien with respect to the Mortgage being imposed, the Servicer will advance, or cause the Subservicer to advance, Servicing Advances necessary to discharge such lien on the Mortgaged Property in order to prevent loss of title to the Mortgaged Property.

Section 4.08. Payment of Taxes, Insurance and Other Charges, Collections Thereunder.

With respect to each Mortgage Loan, the Servicer shall, or shall cause the Subservicer to, maintain accurate records reflecting the status of ground rents, taxes, assessments, water rates and other charges which are or may become a lien upon the Mortgaged Property and fire and hazard insurance coverage and shall, or shall cause the Subservicer to, obtain, from time to time, all bills for the payment of such charges, including renewal premiums and shall, or shall cause the Subservicer to, effect payment thereof prior to the applicable penalty or termination date and at a time appropriate for securing maximum discounts allowable, employing for such purpose deposits of the Mortgagor in the Escrow Account which shall have been estimated and accumulated by the Servicer or the Subservicer in amounts sufficient for such purposes, as allowed under the terms of the Mortgage or applicable law. To the extent that the Mortgage does not provide for Escrow Payments, the Servicer shall, or shall cause the Subservicer to, determine that any such payments are made by the Mortgagor when due. The Servicer assumes full responsibility for the timely payment of all such bills and shall effect timely payments of all such bills irrespective of the Mortgagor’s faithful performance in the payment of same or the making of the Escrow Payments and shall make, or shall cause the Subservicer to make, Servicing Advances from its own funds to effect such payments.

Section 4.09. Transfer of Accounts.

The Servicer or the Subservicer may transfer the Custodial Account or the Escrow Account to a different Eligible Account from time to time. The Servicer or the Subservicer, as applicable, shall notify the Master Servicer of any such transfer.

Amounts on deposit in the Custodial Account and the Escrow Account, to the extent permitted by law and the Mortgage Loan Documents, at the option of the Servicer or the Subservicer, as applicable, may be invested in Permitted Investments. Any such Permitted Investment shall mature no later than one day prior to the Servicer Remittance Date in each month; provided, however, that if such Permitted Investment is an obligation of the depository institution at which the Custodial Account is maintained, then such Permitted Investment may mature on the related Servicer Remittance Date. Any such Permitted Investment shall be made in the name of the Servicer or the Subservicer, as applicable, in trust for the benefit of the Trustee. All income on or gain realized from any such Permitted Investment shall be for the benefit of the Servicer or the Subservicer, as applicable, and may be withdrawn at any time by the Servicer or the Subservicer, as the case may be, to the extent permitted by law and the Mortgage Loan Documents. Any losses incurred in respect of any such investment shall be deposited in the Custodial Account, by the Servicer or the Subservicer, as applicable, out of its own funds immediately as realized without right to reimbursement therefor. If, at any time, the amount on deposit in the Custodial Account exceeds the amount of the applicable FDIC insurance, such excess above the amount of the applicable FDIC insurance shall be invested in Permitted Investments.

Section 4.10. Maintenance of Hazard Insurance.

The Servicer shall, or shall cause the Subservicer to, cause to be maintained for each Mortgage Loan fire and hazard insurance with extended coverage as is customary in the area where the Mortgaged Property is located in an amount which is equal to the lesser of (a) the maximum insurable value of the improvements securing such Mortgage Loan and (b) the outstanding principal balance of the Mortgage Loan. If the Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as being a special flood hazard area that has federally-mandated flood insurance requirements, the Servicer will cause to be maintained a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration with a generally acceptable insurance carrier, in an amount representing coverage not less than the least of (i) the outstanding principal balance of the Mortgage Loan, (ii) the maximum insurable value of the improvements securing such Mortgage Loan and (iii) the maximum amount of insurance which is available under the Flood Disaster Protection Act of 1973, as amended. The Servicer shall also maintain, or cause the Subservicer to maintain, on each REO Property, fire and hazard insurance with extended coverage in an amount which is at least equal to the maximum insurable value of the improvements which are a part of such property, liability insurance and, to the extent required and available under the Flood Disaster Protection Act of 1973, as amended, flood insurance in an amount as provided above. Any amounts collected by the Servicer or the Subservicer under any such policies other than amounts to be deposited in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or REO Property, or released to the Mortgagor in accordance with the Servicer’s or the Subservicer’s normal servicing procedures, or shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.05 hereof. It is understood and agreed that no other additional insurance need be required by the Servicer or the Subservicer of the Mortgagor or maintained on property acquired in respect of the Mortgage Loans, except to the extent that applicable state or federal laws and regulations as shall at any time be in force shall require such additional insurance. All such policies shall be endorsed with standard mortgagee clauses with loss payable to the Servicer or the Subservicer, as applicable, and its successors and/or assigns and shall provide for at least thirty days prior written notice of any cancellation, reduction in the amount or material change in coverage to the Servicer or the Subservicer. The Servicer shall not, and shall cause the Subservicer not to, interfere with the Mortgagor’s freedom of choice in selecting either his insurance carrier or agent; provided, however, that neither the Servicer nor the Subservicer shall accept any such insurance policies from insurance companies unless such companies currently reflect a General Policy Rating of “B” or better by A.M. Best Company in Best’s Key Rating Guide.

Section 4.11. Blanket Hazard Insurance.

In the event that the Servicer or the Subservicer shall obtain and maintain a blanket policy with an insurer acceptable under the Servicing Standard insuring against fire and hazards of extended coverage on all of the Mortgage Loans, then, to the extent such policy names the Servicer or the Subservicer as loss payee and provides coverage in an amount equal to the amount required under Section 4.10 hereof, and otherwise complies with the requirements of Section 4.10 hereof, the Servicer shall be deemed conclusively to have satisfied its obligations under Section 4.10 hereof, it being understood and agreed that such blanket policy may contain a deductible clause, in which case, in the event that there shall not have been maintained on the related Mortgaged Property a policy complying with Section 4.10 hereof, and there shall have been a loss which would have been covered by such policy, the Servicer shall, or shall cause the Subservicer to, deposit into the Custodial Account the difference, if any, between the amount that would have been payable under a policy complying with Section 4.10 hereof and the amount paid under such blanket policy. Upon the request of the Master Servicer, the Servicer shall cause to be delivered to the Master Servicer a certified true copy of such policy and a statement from the insurer thereunder that such policy shall in no event be terminated or materially modified without thirty days prior written notice to the Master Servicer.

Section 4.12. Fidelity Bond, Errors and Omissions Insurance.

The Servicer shall maintain, at its own expense, and shall cause the Subservicer to maintain, at its own expense, with an insurer acceptable under the Servicing Standard, a blanket fidelity bond (“Fidelity Bond”) and an errors and omissions insurance policy, with broad coverage with responsible companies on all officers, employees and other persons acting in any capacity with regard to the Mortgage Loans and who handle funds, money, documents and papers relating to the Mortgage Loans. The Fidelity Bond and errors and omissions insurance shall be in the form of the Mortgage Banker’s Blanket Bond and shall protect and insure the Servicer and the Subservicer, as the case may be, against losses, including forgery, theft, embezzlement, fraud, errors and omissions and negligent acts of such persons. Such Fidelity Bond and errors and omissions insurance shall also protect and insure the Servicer and the Subservicer, as the case may be, against losses in connection with the failure to maintain any insurance policies required pursuant to this Agreement and the release or satisfaction of a Mortgage Loan without having obtained payment in full of the indebtedness secured thereby. No provision of this Section 4.12 requiring the Fidelity Bond and errors and omissions insurance shall diminish or relieve the Servicer from its duties and obligations as set forth in this Agreement. The minimum coverage under any such Fidelity Bond and insurance policy shall be at least equal to the corresponding amounts required by Fannie Mae or by Freddie Mac of the Servicer and the Subservicer, as the case may be. The Servicer shall, or shall cause the Subservicer to, deliver to the Master Servicer, upon the Master Servicer’s request, a certificate from the surety and the insurer as to the existence of the Fidelity Bond and errors and omissions insurance policy and shall, or shall cause the Subservicer to, obtain a statement from the surety and the insurer that such Fidelity Bond or insurance policy shall in no event be terminated or materially modified without thirty days prior written notice to the Master Servicer. The Servicer shall, or shall cause the Subservicer to, notify the Master Servicer within five Business Days of receipt of notice that such Fidelity Bond or insurance policy will be, or has been, materially modified or terminated.

Section 4.13. Title, Management and Disposition of REO Property.

In the event the Trust acquires ownership of any REO Property in respect of any related Mortgage Loan, the deed or certificate of sale shall be issued to the Trustee, or to its nominee, on behalf of the related Certificateholders. The Servicer or the Subservicer, as the case may be, shall sell any REO Property as expeditiously as possible and in accordance with the provisions of this Agreement and the Pooling and Servicing Agreement. The Servicer or the Subservicer, as the case may be, shall sell any REO Property prior to three years after the end of the calendar year of its acquisition by REMIC I, unless (a) the Trustee shall have been supplied by the Servicer or the Subservicer, as applicable, with an Opinion of Counsel to the effect that the holding by the Trust of such REO Property subsequent to such three-year period will not result in the imposition of taxes on “prohibited transactions” of any REMIC hereunder as defined in Section 860F of the Code or cause any REMIC hereunder to fail to qualify as a REMIC at any time that any Certificates are outstanding, in which case the Trust may continue to hold such Mortgaged Property (subject to any conditions contained in such Opinion of Counsel) or (b) the Servicer or the Subservicer, as applicable, shall have applied for, prior to the expiration of such three-year period, an extension of such three-year period in the manner contemplated by Section 856(e)(3) of the Code, in which case the three-year period shall be extended by the applicable extension period. The Servicer or the Subservicer, as the case may be, shall protect and conserve such REO Property in the manner and to the extent provided in the Servicing Agreement, in accordance with the REMIC Provisions and in a manner that does not result in a tax on “net income from foreclosure property” or cause such REO Property to fail to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code.

The Servicer shall assume the responsibility for marketing each REO Property in accordance with the Servicing Standard, itself or through the Subservicer. Following acquisition of any REO Property, the Servicer shall, or shall cause the Subservicer to, provide certain administrative services relating to such REO Property as set forth in this Section 4.13. If a period longer than three years is necessary to sell any REO Property, the Servicer shall, or shall cause the Subservicer to, report monthly to the Master Servicer as to progress being made in selling such REO Property after the end of the third year following the conversion of the related Mortgage Loan into REO Property.

The Servicer shall, either itself or through the Subservicer or through an agent selected by the Servicer or the Subservicer, as applicable, in accordance with the Servicing Standard, manage, conserve, protect and operate each REO Property. Each REO Disposition shall be carried out by the Servicer or the Subservicer, as the case may be, at such price and upon such terms and conditions as the Servicer or the Subservicer, as applicable, deems to be in the best interest of the Trustee and the Certificateholders and as are approved in writing by the Master Servicer. The REO Disposition Proceeds from the sale of the REO Property shall be promptly deposited in the Custodial Account. As soon as practical thereafter, the expenses of such sale shall be paid and the Servicer or the Subservicer, as applicable, shall reimburse itself for any related Servicing Advances, or Monthly Advances made by it with respect to such REO Property or the related Mortgage Loan.

The Servicer shall cause each REO Property to be inspected promptly upon the acquisition of title thereto and shall cause each REO Property to be inspected at least monthly thereafter or more frequently as may be required by the circumstances. The Servicer shall make or cause the inspector to make a written report of each such inspection.

Section 4.14. Notification of Adjustments.

With respect to each Mortgage Loan, the Servicer shall, or shall cause the Subservicer to, adjust (a) the Mortgage Rate on each related Interest Rate Adjustment Date and (b) the monthly payment amount in compliance with requirements of applicable law and the related electronic data received on the Mortgage and Mortgage Note. The Servicer shall, or shall cause the Subservicer to, execute and deliver any and all necessary notices required under applicable law and the terms of the related electronic data received on the Mortgage Note and Mortgage regarding the Mortgage Rate adjustments. The Servicer shall, or shall cause the Subservicer to, deliver to the Master Servicer promptly upon written request by the Master Servicer, such notifications and any additional applicable data regarding such adjustments and the methods used to calculate and implement such adjustments. Upon the discovery by the Servicer or the receipt of notice by the Servicer or the Subservicer from the Master Servicer that the Servicer or the Subservicer has failed to adjust a Mortgage Rate or monthly payment amount in accordance with the terms of the related Mortgage Note and Mortgage, the Servicer shall, or shall cause the Subservicer to, immediately deposit in the Custodial Account from its own funds the amount of any interest loss or deferral caused to the Trustee or Certificateholders thereby.

Section 4.15. Retention of Mortgage Loans.

With respect to each Mortgage Loan for which the related Mortgagor, or its agent, has requested a payoff statement, People’s Choice Home Loan, Inc. may pursue measures aimed at retaining its mortgagee relationship with such Mortgagor, including, without limitation, offering to refinance the related Mortgage Loan.

Section 4.16. Compliance with Applicable Laws.

All requirements of any federal, state or local law applicable to the servicing of the Mortgage Loans will be complied with by the Servicer and the Subservicer in all material respects.

Section 4.17. Waiver of Prepayment Charges.

The Servicer shall waive (or permit the Subservicer to waive) a Prepayment Charge only under the following circumstances: (a) such waiver is standard and customary in servicing similar Mortgage Loans and such waiver is related to a default or reasonably foreseeable default and would, in the reasonable judgment of the Servicer, maximize recovery of total proceeds taking into account the value of such Prepayment Charge and the related Mortgage Loan and, if such waiver is made in connection with a refinancing of the related Mortgage Loan, such refinancing is related to a default or a reasonably foreseeable default, (b) such Prepayment Charge is unenforceable in accordance with applicable law or the collection of such related Prepayment Charge would otherwise violate applicable law or (c) the mortgage debt has been accelerated as a result of the related Mortgagor’s default in making the related Monthly Payments. Notwithstanding any provision in this Agreement to the contrary, in the event the Prepayment Charge payable under the terms of the Mortgage Note is less than the amount of the Prepayment Charge set forth in the Prepayment Charge schedule or other information provided to the Servicer by the Seller, the Servicer shall not have any liability or obligation with respect to such difference, and in addition shall not have any liability or obligation to pay the amount of any uncollected Prepayment Charge if the failure to collect such amount is the direct result of inaccurate or incomplete information on the Prepayment Charge schedule.

Notwithstanding anything to the contrary contained in this Agreement, if the covenant of the Servicer set forth in this Section 4.17 is breached, the Servicer will pay, or cause the Subservicer to pay, the amount of such waived Prepayment Charge, from its own funds without any right of reimbursement.

Section 4.18. Advance Facility.

Each of the Servicer and the Subservicer is hereby authorized to enter into any facility (an “Advance Facility”) with any Person (any such Person, an “Advance Facility Counterparty”), without the consent of any party to this Agreement, which provides that the Servicer or the Subservicer may pledge or sell its rights to receive reimbursement of Monthly Advances and Servicing Advances (collectively, “Advances”) pursuant to this Agreement and the Pooling and Servicing Agreement (“Advance Reimbursement Rights”) pursuant to credit facilities, repurchase facilities or similar facilities providing liquidity for the funding of Advances, including facilities providing that such Advance Facility Counterparty may make all or a portion of the Advances. Notwithstanding the existence of any Advance Facility under which an Advance Facility Counterparty agrees to fund Monthly Advances and/or Servicing Advances on the Servicer’s or the Subservicer’s behalf, the Servicer or the Subservicer, as the case may be, shall remain obligated pursuant to this Agreement to make Monthly Advances and Servicing Advances pursuant to and as required by this Agreement and shall not be relieved of such obligations by virtue of such Advance Facility.

If the Servicer or the Subservicer enters into an Advance Facility, and for so long as an Advance Facility Counterparty remains entitled to receive reimbursement for any Monthly Advances including Nonrecoverable Advances related thereto (“Monthly Advance Reimbursement Amounts”) and/or Servicing Advances including Nonrecoverable Advances related thereto (“Servicing Advance Reimbursement Amounts” and, together with Monthly Advance Reimbursement Amounts, “Advance Reimbursement Amounts”) (in each case to the extent that such type of Advance Reimbursement Amount is included in the Advance Facility), as applicable, then the Servicer or the Subservicer, as the case may be, shall identify such Advance Reimbursement Amounts as received, consistently with the reimbursement rights set forth in Section 4.05 and Section 4.07 of this Agreement, and shall remit such Advance Reimbursement Amounts in accordance with the documentation establishing the Advance Facility to such Advance Facility Counterparty or to a trustee, agent or custodian (an “Advance Facility Trustee”) designated by such Advance Facility Counterparty. Notwithstanding the foregoing, if so required pursuant to the terms of the Advance Facility, the Servicer or the Subservicer, as applicable, may direct the Securities Administrator to pay, and if so directed the Securities Administrator is herby authorized to and shall pay, to the Advance Facility Counterparty or the Advance Facility Trustee the Advance Reimbursement Amounts identified pursuant to the preceding sentence.

Advance Reimbursement Amounts shall consist solely of amounts in respect of Monthly Advances and/or Servicing Advances made with respect to the Mortgage Loans for which the Servicer or the Subservicer, as the case may be, would be permitted to reimburse itself in accordance with this Agreement, assuming the Servicer or the Subservicer, as the case may be, had made the related Monthly Advances and/or Servicing Advances. Notwithstanding anything to the contrary herein, in no event shall Advance Reimbursement Amounts be included in Available Funds or distributed to Certificateholders. An Advance Facility Counterparty whose obligations are limited to the making of Advances will not be deemed to be a subservicer under this Agreement or be required to meet the criteria for qualification as a subservicer under this Agreement.

Advance Reimbursement Amounts allocated to reimburse Monthly Advances or Servicing Advances made with respect to any particular Mortgage Loan shall be allocated to the reimbursement of the unreimbursed Monthly Advances or Servicing Advances (as the case may be) made with respect to that Mortgage Loan on a “first-in, first out” (“FIFO”) basis, such that the Advance Reimbursement Amounts shall be applied to reimburse the Monthly Advance or Servicing Advance (as the case may be) for that Mortgage Loan that was disbursed earliest in time first, and to reimburse the Monthly Advance or Servicing Advance (as the case may be) for that Mortgage Loan that was disbursed latest in time last. The Servicer or the Subservicer, as the case may be, shall provide to the related Advance Facility Counterparty or Advance Facility Trustee loan-by-loan information with respect to each Advance Reimbursement Amount remitted to such Advance Facility Counterparty or Advance Facility Trustee, to enable the Advance Facility Counterparty or Advance Facility Trustee to make the FIFO allocation of each such Advance Reimbursement Amount with respect to each Mortgage Loan.

Upon request of the Servicer or the Subservicer, as the case may be, the Securities Administrator and the Trustee agrees to execute such acknowledgments, certificates, and other documents recognizing the interests of any Advance Facility Counterparty in such Advance Reimbursement Rights as the Servicer or the Subservicer may cause to be made subject to Advance Facilities pursuant to this Section 4.18, and such other documents in connection with such Advance Facilities as may be reasonably requested from time to time by any Advance Facility Counterparty. Any amendment necessary for the implementation of the arrangement described in this Section 4.18 shall not require the consent of Certificateholders, the Master Servicer, the Securities Administrator, the Issuing Entity, the Trustee or any other Person, so long as the amendment does not have any adverse effect on the rights of such parties.

ARTICLE V

REMITTANCES TO THE MASTER SERVICER

Section 5.01. Remittances.

On each Servicer Remittance Date, the Servicer shall remit or cause the Subservicer to remit, by wire transfer of immediately available funds, to the Master Servicer the amounts required to be so remitted pursuant to Section 4.01(c) of the Pooling and Servicing Agreement. Such amounts shall be wired pursuant to the following instructions:

PFRMS 2006-1

Wells Fargo Bank, N.A.

ABA# 121 000 248

SAS Clearing

Account # 3970771416

For Further Credit to: PFRMS 2006-1 Account # 50938600

With respect to any remittance received by the Master Servicer after the Business Day on which such remittance was due, the Servicer shall remit to the Master Servicer interest on any such late remittance amount at an annual rate equal to the Prime Rate, adjusted as of the date of each change, plus two percentage points, but in no event greater than the maximum amount permitted by applicable law. Such interest shall be deposited in the Custodial Account by the

Servicer on the date such late remittance is made and shall cover the period commencing with the day following the Business Day such payment was due and ending with the Business Day on which such remittance is made, both inclusive. Such interest shall be remitted along with the remittance required on the next succeeding Servicer Remittance Date. The payment by the Servicer of any such interest shall not be deemed an extension of time for remittance or a waiver of any Event of Default by the Servicer.

Section 5.02. Monthly Statements.

Not later than the tenth calendar day, or if such day is not a Business Day, the first Business Day immediately preceding the tenth calendar day of the month of the related Servicer Remittance Date, the Servicer shall, or cause the Subservicer to, furnish to the Master Servicer a monthly remittance advice containing the information identified in Exhibit E, Exhibit F and Exhibit G or otherwise in a mutually agreeable format, with regard to realized losses, to monthly loan remittance data and defaulted mortgage loans, with a trial balance report attached thereto, and such other loan level information reasonably available to the Servicer and the Subservicer and requested by the Master Servicer; provided, however, that information with respect to Principal Prepayments in full during the related Prepayment Period shall not be required to be delivered until noon Eastern Time on the Servicer Remittance Date.

Section 5.03. Monthly Advances.

On the Business Day immediately preceding each Servicer Remittance Date, the Servicer shall deposit, or shall cause the Subservicer to deposit, into the Custodial Account from its own funds, an amount equal to all Monthly Payments (with interest adjusted to the Mortgage Loan Remittance Rate, in the case of Monthly Advances by the Subservicer) which were due on the Mortgage Loans during the applicable Due Period and which were delinquent at the close of business on the immediately preceding Determination Date or which were deferred pursuant to Section 4.01 hereof. The Servicer or the Subservicer shall be deemed to have complied with the Monthly Advance requirement if it includes in its remittance to the Master Servicer amounts held for future distribution in the Custodial Account in an amount which, when added to amounts deposited in respect of Monthly Advances out of the Servicer’s or the Subservicer’s own funds, is equal to the amount of the required Monthly Advances. The Servicer shall replace, or shall cause the Subservicer to replace, in the Custodial Account any amounts held for future distribution and used to cover some or all of the Monthly Advance obligations by deposit into the Custodial Account on or before any future Servicer Remittance Date if funds in the Custodial Account on such Servicer Remittance Date shall be less than payments to the Master Servicer required to be made on such Servicer Remittance Date. The Servicer’s obligation to make, or cause the Subservicer to make, such Monthly Advances as to any Mortgage Loan will continue through the last Monthly Payment due prior to the payment in full of the Mortgage Loan, or through the last Servicer Remittance Date prior to the Servicer Remittance Date for the distribution of all Liquidation Proceeds and other payments or recoveries (including REO Disposition Proceeds, Insurance Proceeds and Condemnation Proceeds) with respect to the Mortgage Loan; provided, however, that such obligation shall cease if the Servicer or the Subservicer, as applicable, determines, in its sole reasonable opinion, that advances with respect to such Mortgage Loan are non-recoverable by such Servicer or Subservicer from Liquidation Proceeds, Insurance Proceeds, Condemnation Proceeds, or otherwise with respect to a particular

Mortgage Loan. In the event that the Servicer or the Subservicer, as the case may be, determines that any such Monthly Advance is a Nonrecoverable Advance, such Servicer or Subservicer shall provide the Master Servicer with a certificate signed by an officer of the Servicer or the Subservicer, as the case may be, evidencing such determination.

Section 5.04. Liquidation Reports.

Upon the foreclosure sale of any Mortgaged Property or the acquisition thereof on behalf of the Trustee pursuant to a deed-in-lieu of foreclosure, the Servicer shall, or shall cause the Subservicer to, submit to the Master Servicer a liquidation report in the format set forth in Exhibit E attached hereto (or in such other format mutually agreed to by the Servicer or the Subservicer, as applicable, and the Master Servicer) and all supporting documentation reasonably required by the Master Servicer. The Servicer shall also provide, or cause the Subservicer to provide, reports on the status of REO Property containing such information as the Master Servicer may reasonably require.

ARTICLE VI

GENERAL SERVICING PROCEDURES

Section 6.01. Assumption Agreements.

The Servicer shall, or shall cause the Subservicer to, exercise its rights to accelerate the maturity of such Mortgage Loan under any “due-on-sale” clause to the extent permitted by law, to the extent it has knowledge of any conveyance or prospective conveyance by any Mortgagor of a Mortgaged Property (whether by absolute conveyance or by contract of, sale, and whether or not the Mortgagor remains or is to remain liable under the Mortgage Note and/or the Mortgage); provided, however, that the Servicer shall not, and shall cause the Subservicer not to, exercise any such rights if prohibited by law or the terms of the Mortgage Note from doing so or if the exercise of such rights would impair or threaten to impair any recovery under the related Primary Mortgage Insurance Policy, if any. If the Servicer or the Subservicer, as the case may be, reasonably believes it is unable under applicable law to enforce such “due-on-sale” clause, the Servicer shall, or shall cause the Subservicer to, enter into an assumption agreement with the person to whom the Mortgaged Property has been conveyed or is proposed to be conveyed, pursuant to which such person becomes liable under the Mortgage Note and, to the extent permitted by applicable state law, the Mortgagor remains liable thereon. If an assumption is allowed pursuant to this Section 6.01, the Servicer or the Subservicer, as applicable, with the prior consent of the primary mortgage insurer, if any, is authorized to enter into a substitution of liability agreement with the person to whom the Mortgaged Property has been conveyed or is proposed to be conveyed pursuant to which the original mortgagor is released from liability and such Person is substituted as mortgagor and becomes liable under the related Mortgage Note. Any such substitution of liability agreement shall be in lieu of an assumption agreement.

In connection with any such assumption or substitution of liability, the Servicer shall, or shall cause the Subservicer to, follow the Servicing Standard. With respect to an assumption or substitution of liability, the Mortgage Rate borne by the related Mortgage Note and the amount of the Monthly Payment may not be changed. The Servicer shall, or shall cause the Subservicer to, notify the Master Servicer that any such substitution of liability or assumption agreement has been completed by forwarding to the Custodian, with a copy to the Master Servicer, the original of any such substitution of liability or assumption agreement, which document shall be added to the related Mortgage Loan Documents and shall, for all purposes, be considered a part of such related mortgage file to the same extent as all other documents and instruments constituting a part thereof. All fees collected by the Servicer or the Subservicer for entering into an assumption or substitution of liability agreement shall belong to the Servicer or the Subservicer, as the case may be.

Notwithstanding the foregoing paragraphs of this Section 6.01 or any other provision of this Agreement, the Servicer shall not be deemed to be in default, breach or any other violation of its obligations hereunder by reason of any assumption of a Mortgage Loan by operation of law or any assumption which the Servicer may be restricted by law from preventing, for any reason whatsoever. For purposes of this Section 6.01, the term “assumption” is deemed to also include a sale of the Mortgaged Property subject to the Mortgage that is not accompanied by an assumption or substitution of liability agreement.

Section 6.02. Satisfaction of Mortgages and Release of Mortgage Loan Documents.

Upon the payment in full of any Mortgage Loan, the Servicer shall, or shall cause the Subservicer to, immediately notify the Custodian with a certification and request for release in the form of Exhibit D by a Servicing Officer, which certification shall include (a) a statement to the effect that all amounts received in connection with such payment that are required to be deposited in the Custodial Account pursuant to Section 4.04 hereof have been so deposited and (b) a request for delivery to the Servicer or the Subservicer of the Mortgage Loan Documents held by the Custodian. Upon receipt of such certification and request, the Trustee shall promptly release or cause the Custodian to promptly release the related Mortgage Loan Documents to the Servicer or the Subservicer and the Servicer or the Subservicer shall prepare and deliver for execution by the Trustee or, at the Trustee’s option, execute under the authority of a power of attorney, substantially in the form of Exhibit H hereto, delivered to the Servicer or the Subservicer by the Trustee any satisfaction or release. No expense incurred in connection with any instrument of satisfaction or deed of reconveyance shall be chargeable to the Custodial Account.

In the event the Servicer or the Subservicer satisfies or releases a Mortgage without having obtained payment in full of the indebtedness secured by the Mortgage or should it otherwise prejudice any right the Issuing Entity or the Trustee may have under the mortgage instruments, the Servicer, upon written demand, shall remit, or shall cause the Subservicer to remit, to the Master Servicer within three Business Days the then outstanding principal balance of the related Mortgage Loan by deposit thereof in the Custodial Account. The Servicer shall, or shall cause the Subservicer to, maintain the Fidelity Bond and errors and omissions insurance insuring the Servicer or the Subservicer against any loss it may sustain with respect to any Mortgage Loan not satisfied in accordance with the procedures set forth herein.

From time to time and as appropriate for the servicing or foreclosure of the Mortgage Loans, including for the purpose of collection under any Primary Mortgage Insurance Policy, the Servicer or the Subservicer may request the Custodian, as described in Section 3.07(a) of the Pooling and Servicing Agreement pursuant to a request and certification in the form of Exhibit B to the Pooling and Servicing Agreement, to release to the Servicer or the Subservicer the related Mortgage Loan Documents held by the Custodian. The Servicer or the Subservicer, as the case may be, shall promptly return the related Mortgage Loan Documents to the Custodian, when the need therefor by the Servicer or the Subservicer, as applicable, no longer exists, unless (i) the Mortgage Loan has been liquidated and the Liquidation Proceeds relating to the Mortgage Loan have been deposited in the Custodial Account, in which case, upon receipt of another request pursuant to Section 3.07(a) of the Pooling and Servicing Agreement, the Trustee or the Custodian shall release the Mortgage File to the Servicer or the Subservicer, as applicable, or (ii) such documents have been delivered to an attorney, or to a public trustee or other public official as required by law, for purposes of initiating or pursuing legal action or other proceedings for the foreclosure of the Mortgaged Property either judicially or non-judicially, and the Servicer or the Subservicer, as the case may be, has delivered to the Custodian a certificate of a Servicing Officer certifying as to the name and address of the Person to whom such documents were delivered and the purpose or purposes of such delivery.

Section 6.03. Servicing Compensation.

As compensation to the Servicer for its services hereunder, the Master Servicer shall pay to the Servicer, from interest payments on the Mortgage Loans, the amounts provided for as the Servicing Fee, minus the Subservicing Fee with respect to such Mortgage Loans for so long as the Subservicer is performing the primary servicing of the Mortgage Loans pursuant to the Subservicing Agreement. Additional servicing compensation in the form of Ancillary Income shall be retained by the Subservicer or by the Servicer if the Subservicer is no longer performing the primary servicing of the Mortgage Loans pursuant to the Subservicing Agreement. Each of the Servicer and the Subservicer shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder and shall not be entitled to reimbursement therefor except as specifically provided for herein. The Subservicer shall be entitled to withdraw its Subservicing Fee from the Custodial Account or to retain its Subservicing Fee from interest collections on the Mortgage Loans.

Section 6.04. Master Servicer’s Right to Examine Servicer Records.

The Master Servicer shall have the right to examine and audit, at its expense, upon reasonable notice to the Servicer or the Subservicer, during business hours or at such other times as might be reasonable under applicable circumstances upon five Business Days notice (or two Business Days notice during an Event of Default), any and all of the books, records, documentation or other information of the Servicer or the Subservicer, or held by another for the Servicer or the Subservicer or on its behalf or otherwise, which relate to the performance or observance by the Servicer or the Subservicer of the terms, covenants or conditions of this Agreement.

Section 6.05. Non-solicitation.

Neither the Servicer nor the Subservicer or any other subservicer shall conduct any solicitation targeted to the Mortgagors for the purpose of inducing or encouraging the early prepayment or refinancing of the related Mortgage Loans. It is understood and agreed that promotions undertaken by the Servicer or the Subservicer or any other subservicer or any agent or affiliate of the Servicer or the Subservicer or any other subservicer that are directed to the general public at large, including mass mailings based on commercially acquired mailing lists, newspaper, radio and television advertisements, shall not constitute solicitation under this Section 6.05.

ARTICLE VII

REPORTS TO BE PREPARED BY SERVICER

Section 7.01. Servicer Shall Provide Information as Reasonably Required.

The Servicer shall, or shall cause the Subservicer to, furnish to the Master Servicer upon reasonable request, during the term of this Agreement, such periodic, special or other reports or information, whether or not provided for herein, as shall be necessary, reasonable or appropriate with respect to the purposes of this Agreement. The Servicer or the Subservicer, as the case may be, may negotiate with the Master Servicer for a reasonable fee for providing such report or information, unless (a) the Servicer or the Subservicer is required to supply such report or information pursuant to any other section of this Agreement, or (b) the report or information has been requested in connection with Internal Revenue Service or other regulatory agency requirements. All such reports or information shall be provided by and in accordance with all reasonable instructions and directions given by the Master Servicer. Each of the Servicer and the Subservicer agrees to execute and deliver all such instruments and take all such action as the Master Servicer, from time to time, may reasonably request in order to effectuate the purpose and to carry out the terms of this Agreement.

ARTICLE VIII

THE SERVICER

Section 8.01. Indemnification; Third Party Claims.

The Servicer agrees to indemnify the Issuing Entity, the Master Servicer, the Trustee, their respective successors and assigns, and any agent of any of the foregoing (each an “Indemnified Person”) and hold each such Indemnified Person harmless from and against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that such Indemnified Person may sustain in any way related to the failure of the Servicer to perform its duties and service the Mortgage Loans in strict compliance with the terms of this Agreement and for breach of any representation, warranty or covenant of the Servicer contained herein. The Servicer shall immediately notify the Master Servicer or other Indemnified Person if a claim is made by a third party with respect to this Agreement or the Mortgage Loans, assume (with the prior written consent of the Master Servicer and such other Indemnified Person) the defense of any such claim and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or such other Indemnified Person in respect of such claim but failure to so notify the Master Servicer and such other Indemnified Person shall not limit its obligations hereunder. The Servicer agrees that it will not enter into any settlement of any such claim without the consent of the Master Servicer and such other Indemnified Person unless such settlement includes an unconditional release of the Master Servicer and such other Indemnified Person from all liability that is the subject matter of such claim. The provisions of this Section 8.01 shall survive termination of this Agreement, and the resignation or removal of the Trustee under the Pooling and Servicing Agreement.

Section 8.02. Merger or Consolidation of the Servicer.

The Servicer shall keep in full effect its existence, rights and franchises as a corporation under the laws of the state of its incorporation except as permitted herein, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement or any of the Mortgage Loans and to perform its duties under this Agreement.

Any Person into which the Servicer may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Servicer shall be a party, or any Person succeeding to the business of the Servicer whether or not related to loan servicing, shall be the successor of the Servicer hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person shall be an institution (a) having a GAAP net worth of not less than $25,000,000, (b) the deposits of which are insured by the FDIC, or which is a HUD-approved mortgagee whose primary business is in origination and servicing of first-lien 1-4 family mortgage loans, and (c) which is a Fannie Mae or Freddie Mac approved seller/servicer in good standing. Furthermore, in the event the Servicer transfers or otherwise disposes of all or substantially all of its assets to an affiliate of the Servicer, such affiliate shall satisfy the condition above, and shall also be fully liable to the Master Servicer, the Issuing Entity and the Trustee for all of the Servicer’s obligations and liabilities hereunder.

Section 8.03. Limitation on Liability of the Servicer and Others.

Neither the Servicer nor any of the directors, officers, employees or agents of the Servicer nor the Subservicer or any other subservicer shall be under any liability to any Person for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment made in good faith; provided, however, that this provision shall not protect the Servicer, the Subservicer or any such Person against any breach of warranties or representations made herein, or failure to perform its obligations in compliance with any standard of care set forth in this Agreement, or any liability which would otherwise be imposed under this Agreement. The Servicer, the Subservicer, each other subservicer and any director, officer, employee or agent of the Servicer, the Subservicer or any such other subservicer may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising hereunder. None of the Servicer, the Subservicer, nor any such other subservicer shall be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its duties to service the Mortgage Loans in accordance with this Agreement and which in its opinion may involve it in any expenses or liability; provided, however, that the Servicer, the Subservicer or another subservicer may, with the consent of the Master Servicer, undertake any such action which it may deem necessary or desirable with respect to this Agreement and the rights and duties of the parties hereto. In such event, the reasonable legal expenses and costs of such action and any liability resulting therefrom shall be Servicing Advances.

Section 8.04. Servicer Not to Resign.

The Servicer shall not assign this Agreement or resign from the obligations and duties hereby imposed on it except by mutual consent of the Servicer and the Master Servicer or upon the determination that its duties hereunder are no longer permissible under applicable law and such incapacity cannot be cured by the Servicer. Any such determination permitting the resignation of the Servicer shall be evidenced by an Opinion of Counsel to such effect delivered to the Master Servicer which Opinion of Counsel shall be in form and substance acceptable to the Master Servicer. No such resignation shall become effective until a successor shall have assumed the Servicer’s responsibilities and obligations hereunder in the manner provided in Section 12.01 hereof.

Section 8.05. No Transfer of Servicing.

With respect to the retention of the Servicer to service the Mortgage Loans hereunder, the Servicer acknowledges that each of the Issuing Entity, the Trustee and the Master Servicer has acted in reliance upon the Servicer’s independent status, the adequacy of its servicing facilities, plan, personnel, records and procedures, its integrity, reputation and financial standing and the continuance thereof. Without in any way limiting the generality of this Section 8.05, the Servicer shall not either assign this Agreement or the servicing hereunder or delegate its rights or duties hereunder or any portion thereof, or sell or otherwise dispose of all or substantially all of its property or assets, without the prior written approval of the Master Servicer.

ARTICLE IX

DEFAULT

Section 9.01. Events of Default.

Each of the following shall constitute an Event of Default on the part of the Servicer:

(a) any failure by the Servicer or the Subservicer to remit to the Master Servicer any payment required to be made under the terms of this Agreement which continues unremedied for a period of two Business Days after written notice to the Servicer thereof it being understood that this subparagraph shall not affect the Servicer’s obligation pursuant to Section 5.01 hereof to pay default interest on any remittance received by the Master Servicer after the Business Day on which such payment was due;

(b) any failure by the Servicer duly to observe or perform in any material respect any other of the covenants or agreements on the part of the Servicer set forth in this Agreement, the breach of which has a material adverse effect and which continues unremedied for a period of thirty days (except that such number of days shall be fifteen in the case of a failure to pay any premium for any insurance policy required to be maintained under this Agreement) after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Servicer by the Master Servicer (other than with respect to Section 11.03, Section 11.04 and Section 11.05 hereof, which shall precipitate an automatic default with no notice requirement or cure period);

(c) a decree or order of a court or agency or supervisory authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Servicer and such decree or order shall have remained in force undischarged or unstayed for a period of sixty days;

(d) the Servicer shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to the Servicer or of or relating to all or substantially all of its property;

(e) the Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency, bankruptcy or reorganization statute, make an assignment for the benefit of its creditors, voluntarily suspend payment of its obligations or cease its normal business operations for two Business Days;

(f) the Servicer is no longer an approved Servicer by either Fannie Mae or Freddie Mac;

(g) the Servicer attempts, without the consent of the Master Servicer, to sell or otherwise dispose of all or substantially all of its property or assets or to assign this Agreement or the servicing responsibilities hereunder or to delegate its duties hereunder or any portion thereof except as otherwise permitted herein;

(h) the Servicer ceases to be qualified to transact business in any jurisdiction where it is currently so qualified, but only to the extent such non-qualification materially and adversely affects the Servicer’s ability to perform its obligations hereunder;

(i) if (i) any of the Rating Agencies reduces or withdraws the rating of any of the Certificates due to a reason attributable to the Servicer or (ii) the Servicer’s residential primary servicer rating for servicing of subprime loans issued by any of the Rating Agencies is reduced by more than one level from the level in effect on the Reconstitution Date; or

(j) the net worth of the Servicer shall be less than $25,000,000.

In each and every such case, so long as an Event of Default shall not have been remedied, the Master Servicer, by notice in writing to the Servicer may, in addition to whatever rights the Master Servicer may have under Section 8.01 or Section 11.07 hereof and at law or equity to damages, including injunctive relief and specific performance, terminate all the rights and obligations of the Servicer, the Subservicer or any other subservicer under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Servicer, the Subservicer or any other subservicer for the same; provided, however, that the Subservicer may not be terminated unless the Event of Default resulted from a breach by the Subservicer.

From and after the receipt by the Servicer, the Subservicer or any other subservicer, as the case may be, of such written notice, all authority and power of the Servicer, the Subservicer or any other subservicer, as the case may be, under this Agreement, whether with respect to the Mortgage Loans or otherwise, shall pass to and be vested in the successor appointed pursuant to

Section 12.01 hereof. Upon written request from the Master Servicer, the Servicer, the Subservicer or any other subservicer, as the case may be, shall prepare, execute and deliver, any and all documents and other instruments, place in such successor’s possession all Servicing Files (except to the extent they are in the possession of the Subservicer and the Subservicer is not being terminated), and do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents, or otherwise, at the Servicer’s, the Subservicer’s or any other subservicer’s sole expense, as the case may be. The Servicer, the Subservicer or any other subservicer, as the case may be, agrees to cooperate with the Master Servicer and such successor in effecting the termination of the Servicer’s, the Subservicer’s or any other subservicer’s responsibilities and rights hereunder, including, without limitation, the transfer to such successor for administration by it of all cash amounts which shall at the time be credited by the Servicer, the Subservicer or any other subservicer, as the case may be, to the Custodial Account or Escrow Account or thereafter received with respect to the Mortgage Loans (except to the extent such accounts are maintained by the Subservicer and the Subservicer is not being terminated).

Section 9.02. Waiver of Defaults.

The Master Servicer may waive, only by written notice, any default by the Servicer in the performance of its obligations hereunder and its consequences. Upon any such waiver of a past default, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon except to the extent expressly so waived in writing.

ARTICLE X

TERMINATION

Section 10.01. Termination.

The respective obligations and responsibilities of the Servicer shall terminate upon the earliest to occur of the following: (a) the later of the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or the disposition of any REO Property and the remittance of all funds due hereunder, in which case the servicing shall belong to the Subservicer, and (b) termination by the Master Servicer pursuant to Section 9.01 hereof. Simultaneously with any such termination, the Servicer shall be entitled to be reimbursed for any outstanding Servicing Advances and Monthly Advances made by the Servicer (net of any amounts owed by the Servicer to the Master Servicer hereunder). In no event shall the Servicer be entitled to any termination fee or other compensation with respect to any termination of this Agreement or the Servicer’s rights hereunder, in whole or in part.

The Servicer shall have the right to exercise a clean up call by purchasing all of the Mortgage Loans and REO Properties if the holders of a majority of the Certificates by Percentage Interest do not redeem the Certificates within 90 days after the date the Stated Principal Balance of the Mortgage Loans is reduced to less than 10% of the Stated Principal Balance of such Mortgage Loans as of the Cut-off Date. The price for such purchase shall be equal to the aggregate unpaid principal balance of the Mortgage Loans plus interest thereon at the applicable Mortgage Rates through the end of the month of such repurchase, plus the fair market value of any REO property included in the Trust as determined by the Servicer in good faith; provided, however, that such purchase price shall at least equal the outstanding principal balance of all Outstanding Certificates plus interest accrued thereon at the related Certificate Rates through the date of the purchase; and provided further, that this right to purchase shall belong solely to the Subservicer for as long as the Subservicer is performing the primary servicing of the Mortgage Loans pursuant to the Subservicing Agreement.

ARTICLE XI

COMPLIANCE WITH REGULATION AB

DEFINED TERMS

The following definitions apply to this Article XI:

Exchange Act: The Securities Exchange Act of 1934, as amended.

Qualified Correspondent: Any Person from which the Servicer purchased Mortgage Loans, provided that the following conditions are satisfied: (a) such Mortgage Loans were originated pursuant to an agreement between the Servicer and such Person that contemplated that such Person would underwrite mortgage loans from time to time, for sale to the Servicer, in accordance with underwriting guidelines designated by the Servicer (“Designated Guidelines”) or guidelines that do not vary materially from such Designated Guidelines; (b) such Mortgage Loans were in fact underwritten as described in clause (a) above and were acquired by the Servicer within 180 days after origination; (c) either (i) the Designated Guidelines were, at the time such Mortgage Loans were originated, used by the Servicer in origination of mortgage loans of the same type as the Mortgage Loans for the Servicer’s own account or (ii) the Designated Guidelines were, at the time such Mortgage Loans were underwritten, designated by the Servicer on a consistent basis for use by lenders in originating mortgage loans to be purchased by the Servicer; and (d) the Servicer employed, at the time such Mortgage Loans were acquired by the Servicer, pre-purchase or post-purchase quality assurance procedures (which may involve, among other things, review of a sample of mortgage loans purchased during a particular time period or through particular channels) designed to ensure that Persons from which it purchased mortgage loans properly applied the underwriting criteria designated by the Servicer.

Reconstitution: Any Securitization Transaction or Whole Loan Transfer.

Securitization Transaction: Any transaction involving either (a) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage-backed securities or (b) an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

Servicer: For purposes of Section 11.03(e), as defined in such Section; otherwise, as defined in the introductory paragraph to this Agreement.

Servicer Information: As defined in Section 11.07(a).

Static Pool Information: Static pool information as described in Item 1105(a)(1)-(3) and 1105(c) of Regulation AB.

Subcontractor: Any vendor, subcontractor or other Person that is not responsible for the overall servicing (as “servicing” is commonly understood by participants in the mortgage-backed securities market) of Mortgage Loans but performs one or more discrete functions identified in Item 1122(d) of Regulation AB with respect to Mortgage Loans under the direction or authority of the Servicer or a Subservicer.

Third-Party Originator: Each Person, other than a Qualified Correspondent, that originated Mortgage Loans acquired by the Servicer.

Whole Loan Transfer: Any sale or transfer of some or all of the Mortgage Loans, other than a Securitization Transaction.

Section 11.01. Additional Representations and Warranties of the Servicer.

(a) The Servicer hereby represents to any Master Servicer and to the Depositor, as of the date on which information is first provided to any Master Servicer or the Depositor under Section 11.02 that, except as disclosed in writing to such Master Servicer or the Depositor prior to such date: (i) the Servicer is not aware and has not received notice that any default, early amortization or other performance triggering event has occurred as to any other securitization due to any act or failure to act of the Servicer; (ii) the Servicer has not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; (iii) no material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Servicer as servicer has been disclosed or reported by the Servicer; (iv) no material changes to the Servicer’s policies or procedures with respect to the servicing function it will perform under this Agreement and any Reconstitution Agreement for mortgage loans of a type similar to the Mortgage Loans have occurred during the three-year period immediately preceding the related Securitization Transaction; (v) there are no aspects of the Servicer’s financial condition that could have a material adverse effect on the performance by the Servicer of its servicing obligations under this Agreement or any Reconstitution Agreement; (vi) there are no material legal or governmental proceedings pending (or known to be contemplated) against the Servicer, any Subservicer or any Third-Party Originator; and (vii) there are no affiliations, relationships or transactions relating to the Servicer, any Subservicer or any Third-Party Originator with respect to any Securitization Transaction and any party thereto identified by the related Depositor of a type described in Item 1119 of Regulation AB.

(b) If so requested by any Master Servicer or the Depositor on any date following the date on which information is first provided to any Master Servicer or the Depositor under Section 11.02, the Servicer shall, within five Business Days following such request, confirm in writing the accuracy of the representations and warranties set forth in paragraph (a) of this Section 11.01 or, if any such representation and warranty is not accurate as of the date of such request, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party.

Section 11.02. Information to Be Provided by the Servicer.

(a) In connection with any Securitization Transaction, the Servicer shall (i) within five Business Days following request by the Depositor, provide to the Depositor (or, as applicable, cause each Third-Party Originator and each Subservicer to provide), in writing and in form and substance reasonably satisfactory to the Depositor, the information and materials specified in paragraphs (a), (b), (c), (e), (f) and (g) of this Section 11.02, and (ii) as promptly as practicable following notice to or discovery by the Servicer, provide to the Depositor (in writing and in form and substance reasonably satisfactory to the Depositor) the information specified in paragraph (d) of this Section 11.02.

(b) If so requested by the Depositor, the Servicer shall provide such information regarding (i) the Servicer, as originator of the Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), or (ii) each Third-Party Originator, and (iii) as applicable, each Subservicer, as is requested for the purpose of compliance with Items 1103(a)(1), 1105, 1110, 1117 and 1119 of Regulation AB. Such information shall include, at a minimum:

(i) the originator’s form of organization;

(ii) a description of the originator’s origination program and how long the originator has been engaged in originating residential mortgage loans, which description shall include a discussion of the originator’s experience in originating mortgage loans of a similar type as the Mortgage Loans; information regarding the size and composition of the originator’s origination portfolio; and information that may be material, in the good faith judgment of the Depositor, to an analysis of the performance of the Mortgage Loans, including the originators’ credit-granting or underwriting criteria for mortgage loans of similar type(s) as the Mortgage Loans and such other information as the Depositor may reasonably request for the purpose of compliance with Item 1110(b)(2) of Regulation AB;

(iii) a description of any material legal or governmental proceedings pending (or known to be contemplated) against the Servicer, each Third-Party Originator and each Subservicer; and

(iv) a description of any affiliation or relationship between the Servicer, each Third-Party Originator, each Subservicer and any of the following parties to a Securitization Transaction, as such parties are identified to the Servicer by the Depositor in writing in advance of such Securitization Transaction:

(A) the sponsor;

(B) the depositor;

(C) the issuing entity;

(D) any servicer;

(E) any trustee;

(F) any originator;

(G) any significant obligor;

(H) any enhancement or support provider; and

(I) any other material transaction party.

(c) If so requested by the Depositor, the Servicer shall provide (or, as applicable, cause each Third-Party Originator to provide) Static Pool Information with respect to the mortgage loans (of a similar type as the Mortgage Loans, as reasonably identified by the Depositor as provided below) originated by (i) the Servicer, if the Servicer is an originator of Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), and/or (ii) each Third-Party Originator. Such Static Pool Information shall be prepared by the Servicer (or Third-Party Originator) on the basis of its reasonable, good faith interpretation of the requirements of Item 1105(a)(1)-(3) of Regulation AB. To the extent that there is reasonably available to the Servicer (or Third-Party Originator) Static Pool Information with respect to more than one mortgage loan type, the Depositor shall be entitled to specify whether some or all of such information shall be provided pursuant to this paragraph. The content of such Static Pool Information may be in the form customarily provided by the Servicer, and need not be customized for the Depositor. Such Information for each vintage origination year or prior securitized pool, as applicable, shall be presented in increments no less frequently than quarterly over the life of the mortgage loans included in the vintage origination year or prior securitized pool. The most recent periodic increment must be as of a date no later than 135 days prior to the date of the prospectus or other offering document in which the Static Pool Information is to be included or incorporated by reference. The Static Pool Information shall be provided in an electronic format that provides a permanent record of the information provided, such as a portable document format (pdf) file, or other such electronic format reasonably required by the Depositor.

(d) If so requested by the Depositor, the Servicer shall provide (or, as applicable, cause each Third-Party Originator to provide), at the expense of the requesting party (to the extent of any additional incremental expense associated with delivery pursuant to this Agreement), such statements and agreed-upon procedures letters of certified public accountants reasonably acceptable to the Depositor, pertaining to Static Pool Information relating to prior securitized pools for securitizations closed on or after January 1, 2006, or, in the case of Static Pool Information with respect to the Servicer’s or Third-Party Originator’s originations or purchases, to calendar months commencing January 1, 2006, as the Depositor shall reasonably request. Such statements and letters shall be addressed to and be for the benefit of such parties as the Depositor shall designate, which may include, by way of example, any Sponsor, the Depositor and any broker dealer acting as underwriter, placement agent or initial purchaser with respect to a Securitization Transaction. Any such statement or letter may take the form of a standard, generally applicable document accompanied by a reliance letter authorizing reliance by the addressees designated by the Depositor.

(e) If so requested by the Depositor, the Servicer shall provide such information regarding the Servicer, as servicer of the Mortgage Loans, and each Subservicer (each of the Servicer and each Subservicer, for purposes of this paragraph, a “Servicer”), as is requested for the purpose of compliance with Items 1108, 1117 and 1119 of Regulation AB. Such information shall include, at a minimum:

(i) the Servicer’s form of organization;

(ii) a description of how long the Servicer has been servicing residential mortgage loans; a general discussion of the Servicer’s experience in servicing assets of any type as well as a more detailed discussion of the Servicer’s experience in, and procedures for, the servicing function it will perform under this Agreement and any Reconstitution Agreements; information regarding the size, composition and growth of the Servicer’s portfolio of residential mortgage loans of a type similar to the Mortgage Loans and information on factors related to the Servicer that may be material, in the good faith judgment of the Depositor, to any analysis of the servicing of the Mortgage Loans or the related asset-backed securities, as applicable, including, without limitation:

(A) whether any prior securitizations of mortgage loans of a type similar to the Mortgage Loans involving the Servicer have defaulted or experienced an early amortization or other performance triggering event because of servicing during the three-year period immediately preceding the related Securitization Transaction;

(B) the extent of outsourcing the Servicer utilizes;

(C) whether there has been previous disclosure of material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Servicer as a servicer during the three-year period immediately preceding the related Securitization Transaction;

(D) whether the Servicer has been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; and

(E) such other information as the Depositor may reasonably request for the purpose of compliance with Item 1108(b)(2) of Regulation AB;

(iii) a description of any material changes during the three-year period immediately preceding the related Securitization Transaction to the Servicer’s policies or procedures with respect to the servicing function it will perform under this Agreement and any Reconstitution Agreements for mortgage loans of a type similar to the Mortgage Loans;

(iv) information regarding the Servicer’s financial condition, to the extent that there is a material risk that an adverse financial event or circumstance involving the Servicer could have a material adverse effect on the performance by the Servicer of its servicing obligations under this Agreement or any Reconstitution Agreement;

(v) information regarding advances made by the Servicer on the Mortgage Loans and the Servicer’s overall servicing portfolio of residential mortgage loans for the three-year period immediately preceding the related Securitization Transaction, which may be limited to a statement by an authorized officer of the Servicer to the effect that the Servicer has made all advances required to be made on residential mortgage loans serviced by it during such period, or, if such statement would not be accurate, information regarding the percentage and type of advances not made as required, and the reasons for such failure to advance;

(vi) a description of the Servicer’s processes and procedures designed to address any special or unique factors involved in servicing loans of a similar type as the Mortgage Loans;

(vii) a description of the Servicer’s processes for handling delinquencies, losses, bankruptcies and recoveries, such as through liquidation of mortgaged properties, sale of defaulted mortgage loans or workouts;

(viii) information as to how the Servicer defines or determines delinquencies and charge-offs, including the effect of any grace period, re-aging, restructuring, partial payments considered current or other practices with respect to delinquency and loss experience; and

(ix) a description of any material legal or governmental proceedings pending (or known to be contemplated) against the Servicer; and

(x) a description of any affiliation or relationship between the Servicer and any of the following parties to a Securitization Transaction, as such parties are identified to the Servicer by the Depositor in writing in advance of such Securitization Transaction:

(A) the sponsor;

(B) the depositor;

(C) the issuing entity;

(D) any servicer;

(E) any trustee;

(F) any originator;

(G) any significant obligor;

(H) any enhancement or support provider; and

(I) any other material transaction party.

(f) For the purpose of satisfying the Depositor’s reporting obligation under the Exchange Act with respect to any class of asset-backed securities, the Servicer and the Subservicer, along with any other subservicers, will adhere to their respective obligations under Article XII of the Pooling and Servicing Agreement.

(g) The Servicer shall provide to any Master Servicer and the Depositor evidence of the authorization of the person signing any certification or statement, copies or other evidence of Fidelity Bond and errors and omission insurance, financial information and reports and such other information related to the Servicer or any Subservicer or the Servicer or such Subservicer’s performance hereunder as may be reasonably requested by such Master Servicer or the Depositor.

Section 11.03. Servicer Compliance Statement.

On or before March 15th of each calendar year, commencing in 2007, the Servicer and the Subservicer shall deliver to any Master Servicer and the Depositor a statement of compliance addressed to such Master Servicer and the Depositor and signed by an authorized officer of the Servicer and the Subservicer, to the effect that (a) a review of the Servicer’s or Subservicer’s activities during the immediately preceding calendar year (or applicable portion thereof) and of its performance under this Agreement and any applicable Reconstitution Agreement during such period has been made under such officer’s supervision, and (b) to the best of such officers’ knowledge, based on such review, the Servicer or the Subservicer, as applicable, has fulfilled all of its obligations under this Agreement and any applicable Reconstitution Agreement in all material respects throughout such calendar year (or applicable portion thereof) or, if there has been a failure to fulfill any such obligation in any material respect, specifically identifying each such failure known to such officer and the nature and the status thereof.

Section 11.04. Report on Assessment of Compliance and Attestation.

(a) On or before March 15th of each calendar year, commencing in 2007, the Servicer and the Subservicer shall:

(i) deliver to any Master Servicer and the Depositor a report (in form and substance reasonably satisfactory to such Master Servicer and the Depositor) regarding the Servicer’s or the Subservicer’s assessment of compliance with the Servicing Criteria during the immediately preceding calendar year (or applicable portion thereof), as required under Rules 13a-18 and 15d-18 of the Exchange Act and Item 1122 of Regulation AB. Such report shall be addressed to such Master Servicer and the Depositor and signed by an authorized officer of the Servicer and the Subservicer, and shall address the specific terms for the Servicer and the Subservicer on the “Applicable Servicing Criteria” specified on Exhibit I hereto delivered to the Depositor at the time of any Securitization Transaction;

(ii) deliver to any Master Servicer and the Depositor a report of a registered public accounting firm reasonably acceptable to such Master Servicer and the Depositor that attests to, and reports on, the assessment of compliance made by the Servicer and delivered pursuant to the preceding paragraph. Such attestation shall be in accordance with Rules 1-02(a)(3) and 2-02(g) of Regulation S-X under the Securities Act and the Exchange Act;

(iii) cause each Subservicer, and each Subcontractor determined by the Servicer pursuant to Section 11.05(b) to be “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, to deliver to any Master Servicer and the Depositor an assessment of compliance and accountants’ attestation as and when provided in paragraphs (a) and (c) of this Section 11.04; and

(iv) deliver, and cause each Subservicer and Subcontractor described in clause (iii) to provide, to the Depositor, any Master Servicer and any other Person that will be responsible for signing the certification (a “Sarbanes Certification”) required by Rules 13a-14(d) and 15d-14(d) under the Exchange Act (pursuant to Section 302 of the Sarbanes-Oxley Act of 2002) on behalf of an asset-backed Issuing Entity with respect to a Securitization Transaction a certification, signed by the appropriate officer of the Servicer and the Subservicer, as applicable, in the form attached hereto as Exhibit J.

(b) The Servicer acknowledges that the parties identified in clause (a)(iv) above may rely on the certification provided by the Servicer pursuant to such clause in signing a Sarbanes Certification and filing such with the Commission.

(c) Each assessment of compliance provided by a Subservicer pursuant to Section 11.04(a)(i) shall address each of the Servicing Criteria specified on a certification substantially in the form of Exhibit I hereto delivered to the Depositor concurrently with the execution of this Agreement or, in the case of a Subservicer subsequently appointed as such, on or prior to the date of such appointment. An assessment of compliance provided by a Subcontractor pursuant to Section 11.04(a)(iii) need not address any elements of the Servicing Criteria other than those specified by the Servicer pursuant to Section 11.05.

Section 11.05. Use of Subservicers and Subcontractors.

(a) The Servicer shall not hire or otherwise utilize the services of any Subservicer to fulfill any of the obligations of the Servicer as servicer under this Agreement or any Reconstitution Agreement unless the Servicer complies with the provisions of paragraph (b) of this Section 11.05. The Servicer shall not hire or otherwise utilize the services of any Subcontractor, and shall not permit any Subservicer to hire or otherwise utilize the services of any Subcontractor, to fulfill any of the obligations of the Servicer as servicer under this Agreement or any Reconstitution Agreement unless the Servicer complies with the provisions of paragraphs (c) and (d) of this Section 11.05.

(b) It shall not be necessary for the Servicer to seek the consent of any Master Servicer or the Depositor to the utilization of any Subservicer. The Servicer shall cause any Subservicer used by the Servicer (or by any Subservicer) for the benefit of the Depositor to comply with the provisions of this Section 11.05 and with Sections 11.01, 11.02(e), (f) and (g), 11.03, 11.04 and 11.06 of this Agreement to the same extent as if such Subservicer were the Servicer, and to provide the information required with respect to such Subservicer under Section 11.02(f) of this Agreement. The Servicer shall be responsible for obtaining from each Subservicer and delivering to the Depositor any servicer compliance statement required to be delivered by such Subservicer under Section 11.03, any assessment of compliance and attestation required to be delivered by such Subservicer under Section 11.04 and any certification required to be delivered to the Person that will be responsible for signing the Sarbanes Certification under Section 11.04 as and when required to be delivered.

(c) It shall not be necessary for the Servicer to seek the consent of any Master Servicer or the Depositor to the utilization of any Subcontractor. The Servicer shall promptly upon request provide to any Master Servicer and the Depositor (or any designee of the Depositor, such as an administrator) a written description (in form and substance satisfactory to the Depositor and such Master Servicer) of the role and function of each Subcontractor utilized by the Servicer or any Subservicer, specifying (i) the identity of each such Subcontractor, (ii) which (if any) of such Subcontractors are “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, and (iii) which elements of the Servicing Criteria will be addressed in assessments of compliance provided by each Subcontractor identified pursuant to clause (ii) of this paragraph.

(d) As a condition to the utilization of any Subcontractor determined to be “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, the Servicer shall cause any such Subcontractor used by the Servicer (or by any Subservicer) for the benefit of the Depositor to comply with the provisions of Section 11.04 and Section 11.06 of this Agreement to the same extent as if such Subcontractor were the Servicer. The Servicer shall be responsible for obtaining from each Subcontractor and delivering to the Depositor any assessment of compliance and attestation and the other certifications required to be delivered by such Subcontractor under Section 11.04, in each case as and when required to be delivered.

Section 11.06. Indemnification; Remedies.

(a) The Servicer and the Subservicer shall indemnify the Depositor, each affiliate of the Depositor, and each of the following parties participating in a Securitization Transaction: the Sponsor, the Issuing Entity; each Person (including, but not limited to, any Master Servicer) responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction; each broker dealer acting as underwriter, placement agent or initial purchaser, each Person who controls any of such parties or the Depositor (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees, agents and affiliates of each of the foregoing and of the Depositor (each, an “Indemnified Party”), and shall hold each of them harmless from and against any claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

(i) (A) any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, data, accountants’ letter or other material provided under this Article XI or Article XII of the Pooling and Servicing Agreement by or on behalf of the Servicer, any Subservicer, Subcontractor or Third-Party Originator (collectively, the “Servicer Information”), or (B) the omission or alleged omission to state in the Servicer Information a material fact required to be stated in the Servicer Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Servicer Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Servicer Information or any portion thereof is presented together with or separately from such other information;

(ii) any breach by the Servicer or the Subservicer of its obligations under this Article XI or Article XII of the Pooling and Servicing Agreement, including particularly any failure by the Servicer, any Subservicer, any Subcontractor or any Third-Party Originator to deliver any information, report, certification, accountants’ letter or other material when and as required under this Article XI, including any failure by the Servicer to identify pursuant to Sections 11.05(c) or (d) any Subcontractor “participating in the servicing function” within the meaning of Item 1122 of Regulation AB;

(iii) any breach by the Servicer of a representation or warranty set forth in Section 11.01(a) or in a writing furnished pursuant to Section 11.01(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Servicer of a representation or warranty in a writing furnished pursuant to Section 11.01(b) to the extent made as of a date subsequent to such closing date; or

(iv) the negligence, bad faith or willful misconduct of the Servicer or the Subservicer in connection with its performance under this Article XI or Article XII of the Pooling and Servicing Agreement.

If the indemnification provided for herein is unavailable or insufficient to hold harmless an Indemnified Party, then the Servicer agrees that it shall contribute to the amount paid or payable by such Indemnified Party as a result of any claims, losses, damages or liabilities incurred by such Indemnified Party in such proportion as is appropriate to reflect the relative fault of such Indemnified Party on the one hand and the Servicer on the other.

In the case of any failure of performance described in clause (a)(ii) of this Section 11.06, the Servicer shall promptly reimburse the Depositor, and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants’ letter or other material not delivered as required by the Servicer, any Subservicer, any Subcontractor or any Third-Party Originator.

This indemnification shall survive the termination of this Agreement and the Pooling and Servicing Agreement, as applicable or the termination of any party to this Agreement and the Pooling and Servicing Agreement, as applicable.

(b) (i) Any failure by the Servicer, any Subservicer, any Subcontractor or any Third-Party Originator to deliver any information, report, certification, accountants’ letter or other material when and as required under this Article XI or Article XII of the Pooling and

Servicing Agreement, or any breach by the Servicer of a representation or warranty set forth in Section 11.01(a) or in a writing furnished pursuant to Section 11.01(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Servicer of a representation or warranty in a writing furnished pursuant to Section 11.01(b) to the extent made as of a date subsequent to such closing date, shall, except as provided in clause (ii) of this paragraph, immediately and automatically, without notice or grace period, constitute an Event of Default with respect to the Servicer under this Agreement and any applicable Reconstitution Agreement, and shall entitle the Depositor, in its sole discretion to terminate the rights and obligations of the Servicer as servicer under this Agreement and/or any applicable Reconstitution Agreement without payment (notwithstanding anything in this Agreement or any applicable Reconstitution Agreement to the contrary) of any compensation to the Servicer (and if the Servicer is servicing any of the Mortgage Loans in a Securitization Transaction, appoint a successor servicer reasonably acceptable to any Master Servicer for such Securitization Transaction); provided that to the extent that any provision of this Agreement and/or any applicable Reconstitution Agreement expressly provides for the survival of certain rights or obligations following termination of the Servicer as servicer, such provision shall be given effect.

(ii) Any failure by the Servicer, any Subservicer or any Subcontractor to deliver any information, report, certification or accountants’ letter when and as required under Section 11.03 or Section 11.04, including any failure by the Servicer to identify pursuant to Sections 11.05(c) and (d) any Subcontractor “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, after the date on which such information, report, certification or accountants’ letter was required to be delivered shall constitute an Event of Default (notwithstanding any other provision in this Agreement or any Reconstitution Agreement to the contrary) with respect to the Servicer under this Agreement and any applicable Reconstitution Agreement, and shall entitle any Master Servicer or the Depositor, as applicable, in its sole discretion to terminate the rights and obligations of the Servicer as servicer under this Agreement and/or any applicable Reconstitution Agreement without payment (notwithstanding anything in this Agreement to the contrary) of any compensation to the Servicer; provided that to the extent that any provision of this Agreement and/or any applicable Reconstitution Agreement expressly provides for the survival of certain rights or obligations following termination of the Servicer as servicer, such provision shall be given effect.

(iii) The Servicer shall promptly reimburse the Depositor or any Master Servicer, for all reasonable expenses incurred by the Depositor or such Master Servicer, as such are incurred, in connection with the termination of the Servicer as servicer and the transfer of servicing of the Mortgage Loans to a successor servicer. The provisions of this paragraph shall not limit whatever rights the Depositor or any Master Servicer may have under other provisions of this Agreement and/or any applicable Reconstitution Agreement or otherwise, whether in equity or at law, such as an action for damages, specific performance or injunctive relief.

Section 11.07. Intent of the Parties; Reasonableness.

The parties hereto acknowledge that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel or otherwise and agree to comply with reasonable requests made by the Depositor (including its assignees or designees) in good faith for delivery of information under the provisions of this Article XI on the basis of evolving interpretations of Regulation AB. In connection with the Trust, the Securities Administrator, the Master Servicer, the Servicer, the Subservicer and the Trustee shall cooperate fully with the Depositor (including its assignees or designees) to deliver to the Depositor (including its assignees or designees) any and all statements, reports, certifications, records and any other information readily available to such party and reasonably necessary in the good-faith determination of the Depositor (including its assignees or designees) to permit the Depositor (including its assignees or designees) to comply with the provisions of Regulation AB.

ARTICLE XII

MISCELLANEOUS PROVISIONS

Section 12.01. Successor to the Servicer.

Upon termination of the Servicer’s responsibilities and duties under this Agreement pursuant to Section 8.04, Section 9.01 or Section 10.01(ii) hereof, the Master Servicer shall (a) succeed to and assume all of the Servicer’s responsibilities, rights, duties and obligations under this Agreement, or (b) appoint a successor having the characteristics set forth in Section 8.02 hereof and which shall succeed to all rights and assume all of the responsibilities, duties and liabilities of the Servicer under this Agreement prior to the termination of the Servicer’s responsibilities, duties and liabilities under this Agreement. In connection with such appointment and assumption, the Master Servicer may make such arrangements for the compensation of such successor out of payments on Mortgage Loans as the Master Servicer and such successor shall agree. In the event that the Servicer’s duties, responsibilities and liabilities under this Agreement should be terminated pursuant to the aforementioned sections, the Servicer shall discharge such duties and responsibilities during the period from the date it acquires knowledge of such termination until the effective date thereof with the same degree of diligence and prudence which it is obligated to exercise under this Agreement, and shall take no action whatsoever that might impair or prejudice the rights or financial condition of its successor. The resignation or removal of the Servicer pursuant to the aforementioned sections shall not become effective until a successor shall be appointed pursuant to this section and shall in no event relieve the Servicer of the representations and warranties made pursuant to Article III and the remedies available to the Master Servicer under Section 8.01 hereof, it being understood and agreed that the provisions of such Article III and Section 8.01 hereof shall be applicable to the Servicer notwithstanding any such resignation or termination of the Servicer, or the termination of this Agreement.

Any successor appointed as provided herein shall execute, acknowledge and deliver to the Servicer and to the Master Servicer an instrument accepting such appointment, whereupon such successor shall become fully vested with all the rights, powers, duties, responsibilities, obligations and liabilities of the Servicer, with like effect as if originally named as a party to this Agreement. Any termination or resignation of the Servicer or termination of this Agreement pursuant to Section 8.04, Section 9.01 or Section 10.01 hereof shall not affect any claims that the Master Servicer, the Issuing Entity or the Trustee may have against the Servicer arising prior to any such termination or resignation.

The Servicer shall promptly deliver to the successor the funds in the Custodial Account and the Escrow Account and the Servicing Files and related documents and statements held by it hereunder and the Servicer shall account for all funds (except to the extent such items are maintained or in the possession of the Subservicer, and the Subservicer is not then being terminated). The Servicer shall execute and deliver such instruments and do such other things as may reasonably be required to more fully and definitely vest and confirm in the successor all such rights, powers, duties, responsibilities, obligations and liabilities of the Servicer. The successor shall make such arrangements as it may deem appropriate to reimburse the Servicer for unrecovered Monthly Advances and Servicing Advances made by the Servicer.

Upon a successor’s acceptance of appointment as such, the Servicer shall notify the Master Servicer of such appointment.

Section 12.02. Amendment.

This Agreement may be amended from time to time by the parties hereto by written agreement signed by the parties hereto.

Section 12.03. Governing Law.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW). THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

Section 12.04. Notices.

Any demands, notices or other communications permitted or required hereunder shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by registered mail, postage prepaid, and return receipt requested or transmitted by telecopier and confirmed by a similar mailed writing, as follows:

(i)	if to the Servicer with respect to servicing issues:

EMC Mortgage Corporation

2780 Lake Vista Drive

Lewisville, Texas 75067

Attn: Jenna Kemp

Telecopy No.: (972) 831-2554

(ii)	if to the Master Servicer:

Wells Fargo Bank, N.A.

9062 Old Annapolis Road

Columbia, Maryland 21045

Attn: PFRMS 2006-1

Telecopy No.: (410) 715-2380

(iii)	if to the Trustee:

HSBC Bank USA, National Association, as Trustee

452 Fifth Avenue

New York, New York 10018

Attn: Corporate Trust & Loan Agency - PFRMS 2006-1

Telecopy No. [PLEASE PROVIDE PREFERRED #]

(iv)	if to the Issuing Entity:

People’s Financial Realty Mortgage Securities Trust, Series 2006-1

c/o People’s Choice Home Loan Securities Corp.

7515 Irvine Center Drive

Irvine, California 92618

Attention: General Counsel

Telecopy No. [PLEASE PROVIDE PREFERRED #]

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice, or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the address (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

Section 12.05. Severability of Provisions.

If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be held invalid for any reason whatsoever, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

Section 12.06. Exhibits and Schedules.

The exhibits, schedules and other addenda and supplements to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

Section 12.07. General Interpretive Principles.

For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

(b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

(c) references herein to “Articles,” “Sections,” “Subsections,” “Paragraphs,” and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

(d) a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

(e) the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

(f) the term “include” or “including” shall mean without limitation by reason of enumeration.

Section 12.08. Reproduction of Documents.

This Agreement and all documents relating hereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by any party at the closing, and (c) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

Section 12.09. Confidentiality of Information.

Each party recognizes that, in connection with this Agreement, it may become privy to non-public information regarding the financial condition, operations and prospects of the other party. Except as required to be disclosed by law, each party agrees to keep all non-public information regarding the other party strictly confidential, and to use all such information solely in order to effectuate the purpose of this Agreement.

Section 12.10. No Partnership.

Nothing herein contained shall be deemed or construed to create a co-partnership or joint venture between the parties hereto and the services of the Servicer and the Subservicer shall be rendered as an independent contractor and not as agent for Master Servicer, the Issuing Entity or the Trustee.

Section 12.11. Counterparts; Successors and Assigns.

This Agreement may be executed in one or more counterparts and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed to be an original; such counterparts, together, shall constitute one and the same agreement. Subject to Section 8.05, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

Section 12.12. Entire Agreement.

Each of the parties hereto acknowledges that no representations, agreements or promises were made to it by the other party or any of its employees other than those representations, agreements or promises specifically contained herein. This Agreement sets forth the entire understanding among the parties hereto with respect to the matters set forth herein, and shall be binding upon all successors of both parties.

Section 12.13. Further Agreements.

Each of the parties hereto agrees to execute and deliver to the other such reasonable and appropriate additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purpose of this Agreement.

{Signature page follows.}

IN WITNESS WHEREOF, the parties hereto have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date and year first above written.

EMC MORTGAGE CORPORATION, as Servicer

By:	/s/ Sue Stepanek
Name:	Sue Stepanek
Title:	Executive Vice President

WELLS FARGO BANK, N.A., as Master Servicer

By:	/s/ Peter Gobell
Name:	Peter Gobell
Title:	Vice President

PEOPLE’S CHOICE HOME LOAN, INC., as Subservicer

By:	/s/ Brad Plantiko
Name:	Brad Plantiko
Title:	Executive Vice President

By:	/s/ Irwin Gubman
Name:	Irwin Gubman
Title:	Secretary and General Counsel

HSBC BANK USA, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Elena Zheng
Name:	Elena Zheng
Title:	Assistant Vice President

{Signature Page to PFRMS 2006-1 Servicing Agreement}

EXHIBIT A

MORTGAGE LOAN SCHEDULE

Available Upon Request

A-1

EXHIBIT B

FORMS OF CUSTODIAL ACCOUNT CERTIFICATIONS

CUSTODIAL ACCOUNT CERTIFICATION

                    , 20

People’s Choice Home Loan, Inc. hereby certifies that it or its subservicer has established the account described below as a Custodial Account pursuant to Section 4.04 of the Servicing Agreement, dated as of July 1, 2006.

Title of Account:	People Choice Financial Corporation - Custodial Account in trust for
People’s Financial Realty Mortgage Securities Trust, Series 2006-1 - P & I

Address of office or branch

of the Servicer at which

Account is maintained:

PEOPLE’S CHOICE HOME LOAN, INC., Subservicer

By:
Name:
Title:

B-1

EXHIBIT C

FORMS OF ESCROW ACCOUNT CERTIFICATIONS

ESCROW ACCOUNT CERTIFICATION

                    , 20

People’s Choice Home Loan, Inc. hereby certifies that it or its subservicer has established the account described below as an Escrow Account pursuant to Section 4.06 of the Servicing Agreement, dated as of July 1, 2006.

Title of Account:	People’s Choice Financial Corporation - Escrow Account in trust for
People’s Financial Realty Mortgage Securities Trust, Series 2006-1 -T & I

Address of office or branch

of the Servicer at which

Account is maintained:

PEOPLE’S CHOICE HOME LOAN, INC., Subservicer

By:
Name:
Title:

C-1

EXHIBIT D

FORM OF REQUEST FOR RELEASE BY CUSTODIAN

Wells Fargo Bank, N.A. (the “Custodian”)

24 Executive Park Drive, Suite 100

Irvine, California 92614

Attn.: PFRMS 2006-1

RE:	Pooling and Servicing Agreement, dated as of July 1, 2006 (the “Pooling and Servicing Agreement”), among People’s Financial Realty Mortgage Securities Trust, Series 2006-1, as Issuing Entity, People’s Choice Home Loan Securities Corp., as Depositor, HSBC Bank USA, National Association, as Trustee, Wells Fargo Bank, N.A., as Securities Administrator and Master Servicer, EMC Mortgage Corporation, as Servicer, People’s Choice Home Loan, Inc., as Subservicer and People’s Choice Home Loan, Inc., as Seller.

In connection with the administration of the Mortgage Loans held by the Custodian for the benefit of the Trustee pursuant to the above-captioned Pooling and Servicing Agreement, we request the release, and hereby acknowledge receipt, of the Mortgage File for the Mortgage Loan described below, for the reason indicated.

This release will not invalidate any insurance coverage provided in respect of the Mortgage Loan under any of the Insurance Policies.

Mortgage Loan Number:

Mortgagor Name, Address & Zip Code:

Reason for Requesting Documents (check one):

☐	1.	Mortgage Paid in Full and proceeds have been deposited into the Payment Account

☐	2.	Foreclosure

☐	3.	Substitution

☐	4.	Other Liquidation

☐	5.	Nonliquidation Reason: ____________________________________

☐	6.	California Mortgage Loan paid in full

D-1

SERVICER OR SUBSERVICER

By:
(authorized signer)

Issuing Entity:

Address:

Date:

2

EXHIBIT E

Calculation of Realized Loss/Gain Form 332– Instruction Sheet

NOTE: Do not net or combine items. Show all expenses individually and all credits as separate line items. Claim packages are due on the remittance report date. Late submissions may result in claims not being passed until the following month. The Servicer is responsible to remit all funds pending loss approval and /or resolution of any disputed items.

The numbers on the 332 form correspond with the numbers listed below.

Liquidation and Acquisition Expenses:

1.	The Actual Unpaid Principal Balance of the Mortgage Loan. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

2.	The Total Interest Due less the aggregate amount of servicing fee that would have been earned if all delinquent payments had been made as agreed. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

3.	Accrued Servicing Fees based upon the Stated Principal Balance of the Mortgage Loan as calculated on a monthly basis. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

4-12.     Complete as applicable. Required documentation:

*	For taxes and insurance advances – see page 2 of 332 form - breakdown required showing period of coverage, base tax, interest, penalty. Advances prior to default require evidence of servicer efforts to recover advances.

*	For escrow advances - complete payment history

(to calculate advances from last positive escrow balance forward)

*	Other expenses - copies of corporate advance history showing all payments

*	REO repairs > $1500 require explanation

*	REO repairs >$3000 require evidence of at least 2 bids.

*	Short Sale or Charge Off require P&L supporting the decision and WFB’s approved Officer Certificate

*	Unusual or extraordinary items may require further documentation.

E-1

13.	The total of lines 1 through 12.

(a)	Credits:

14-21.     Complete as applicable. Required documentation:

*	Copy of the HUD 1 from the REO sale. If a 3rd Party Sale, bid instructions and Escrow Agent / Attorney

Letter of Proceeds Breakdown.

*	Copy of EOB for any MI or gov’t guarantee

*	All other credits need to be clearly defined on the 332 form

22.	The total of lines 14 through 21.

Please Note:     For HUD/VA loans, use line (18a) for Part A/Initial proceeds and line (18b) for Part B/Supplemental proceeds.

Total Realized Loss (or Amount of Any Gain)

23.	The total derived from subtracting line 22 from 13. If the amount represents a realized gain, show the amount in parenthesis ( ).

2

Calculation of Realized Loss/Gain Form 332

Prepared by: _______________________________	Date: ___________________________________
Phone: ___________________________________	Email Address: ___________________________

Servicer Loan No.	Servicer Name	Servicer Address

WELLS FARGO BANK, N.A. Loan No.

Borrower’s Name:

Property Address:

Liquidation Type: REO Sale	3rd Party Sale	Short Sale	Charge Off

Was this loan granted a Bankruptcy deficiency or cramdown		Yes	No
If “Yes”, provide deficiency or cramdown amount

Liquidation and Acquisition Expenses:
(1) Actual Unpaid Principal Balance of Mortgage Loan	$	______________	(1)
(2) Interest accrued at Net Rate		______________	(2)
(3) Accrued Servicing Fees		______________	(3)
(4) Attorney’s Fees		______________	(4)
(5) Taxes (see page 2)		______________	(5)
(6) Property Maintenance		______________	(6)
(7) MI/Hazard Insurance Premiums (see page 2)		______________	(7)
(8) Utility Expenses		______________	(8)
(9) Appraisal/BPO		______________	(9)
(10) Property Inspections		______________	(10)
(11) FC Costs/Other Legal Expenses		______________	(11)
(12) Other (itemize)		______________	(12)
Cash for Keys		______________	(12)
HOA/Condo Fees		______________	(12)
_________________________________________________________		______________	(12)
Total Expenses	$	______________	(13)
Credits:
(14) Escrow Balance	$	______________	(14)
(15) HIP Refund		______________	(15)
(16) Rental Receipts		______________	(16)
(17) Hazard Loss Proceeds		______________	(17)
(18) Primary Mortgage Insurance / Gov’t Insurance		______________	(18a) HUD Part A
		______________	(18b) HUD Part B
(19) Pool Insurance Proceeds		______________	(19)
(20) Proceeds from Sale of Acquired Property		______________	(20)
(21) Other (itemize)		______________	(21)
_________________________________		______________	(21)
Total Credits	$	______________	(22)
Total Realized Loss (or Amount of Gain)	$	______________	(23)

3

Escrow Disbursement Detail

Type (Tax /Ins.)	Date Paid	Period of Coverage	Total Paid	Base Amount	Penalties	Interest

4

EXHIBIT F

Standard File Layout - Master Servicing

Column Name	Description	Decimal	Format Comment	Max Size
SER_INVESTOR_NBR	A value assigned by the Servicer to define a group of loans.		Text up to 10 digits	20

LOAN_NBR	A unique identifier assigned to each loan by the investor.		Text up to 10 digits	10

SERVICER_LOAN_NBR	A unique number assigned to a loan by the Servicer. This may be different than the LOAN_NBR.		Text up to 10 digits	10

BORROWER_NAME	The borrower name as received in the file. It is not separated by first and last name.		Maximum length of 30 (Last, First)	30

SCHED_PAY_AMT	Scheduled monthly principal and scheduled interest payment that a borrower is expected to pay, P&I constant.	2	No commas(,) or dollar signs ($)	11

NOTE_INT_RATE	The loan interest rate as reported by the Servicer.	4	Max length of 6	6

NET_INT_RATE	The loan gross interest rate less the service fee rate as reported by the Servicer.	4	Max length of 6	6

SERV_FEE_RATE	The servicer’s fee rate for a loan as reported by the Servicer.	4	Max length of 6	6

SERV_FEE_AMT	The servicer’s fee amount for a loan as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11

NEW_PAY_AMT	The new loan payment amount as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11

NEW_LOAN_RATE	The new loan rate as reported by the Servicer.	4	Max length of 6	6

ARM_INDEX_RATE	The index the Servicer is using to calculate a forecasted rate.	4	Max length of 6	6

ACTL_BEG_PRIN_BAL	The borrower’s actual principal balance at the beginning of the processing cycle.	2	No commas(,) or dollar signs ($)	11

ACTL_END_PRIN_BAL	The borrower’s actual principal balance at the end of the processing cycle.	2	No commas(,) or dollar signs ($)	11

BORR_NEXT_PAY_DUE_DATE	The date at the end of processing cycle that the borrower’s next payment is due to the Servicer, as reported by Servicer.		MM/DD/YYYY	10

SERV_CURT_AMT_1	The first curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11

SERV_CURT_DATE_1	The curtailment date associated with the first curtailment amount.		MM/DD/YYYY	10

CURT_ADJ_ AMT_1	The curtailment interest on the first curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11

SERV_CURT_AMT_2	The second curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11

SERV_CURT_DATE_2	The curtailment date associated with the second curtailment amount.		MM/DD/YYYY	10

CURT_ADJ_ AMT_2	The curtailment interest on the second curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11

SERV_CURT_AMT_3	The third curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11

SERV_CURT_DATE_3	The curtailment date associated with the third curtailment amount.		MM/DD/YYYY	10

CURT_ADJ_AMT_3	The curtailment interest on the third curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11

PIF_AMT	The loan “paid in full” amount as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11

PIF_DATE	The paid in full date as reported by the Servicer.		MM/DD/YYYY	10

F-1

ACTION_CODE	The standard FNMA numeric code used to indicate the default/delinquent status of a particular loan.		Action Code Key: 15=Bankruptcy, 30=Foreclosure, 60=PIF, 63=Substitution, 65=Repurchase,70=REO	2

INT_ADJ_AMT	The amount of the interest adjustment as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11

SOLDIER_SAILOR_ADJ_AMT	The Soldier and Sailor Adjustment amount, if applicable.	2	No commas(,) or dollar signs ($)	11

NON_ADV_LOAN_AMT	The Non Recoverable Loan Amount, if applicable.	2	No commas(,) or dollar signs ($)	11

LOAN_LOSS_AMT	The amount the Servicer is passing as a loss, if applicable.	2	No commas(,) or dollar signs ($)	11

SCHED_BEG_PRIN_BAL	The scheduled outstanding principal amount due at the beginning of the cycle date to be passed through to investors.	2	No commas(,) or dollar signs ($)	11

SCHED_END_PRIN_BAL	The scheduled principal balance due to investors at the end of a processing cycle.	2	No commas(,) or dollar signs ($)	11

SCHED_PRIN_AMT	The scheduled principal amount as reported by the Servicer for the current cycle — only applicable for Scheduled/Scheduled Loans.	2	No commas(,) or dollar signs ($)	11

SCHED_NET_INT	The scheduled gross interest amount less the service fee amount for the current cycle as reported by the Servicer — only applicable for Scheduled/Scheduled Loans.	2	No commas(,) or dollar signs ($)	11

ACTL_PRIN_AMT	The actual principal amount collected by the Servicer for the current reporting cycle — only applicable for Actual/Actual Loans.	2	No commas(,) or dollar signs ($)	11

ACTL_NET_INT	The actual gross interest amount less the service fee amount for the current reporting cycle as reported by the Servicer — only applicable for Actual/Actual Loans.	2	No commas(,) or dollar signs ($)	11

PREPAY_PENALTY_ AMT	The penalty amount received when a borrower prepays on his loan as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11

PREPAY_PENALTY_ WAIVED	The prepayment penalty amount for the loan waived by the servicer.	2	No commas(,) or dollar signs ($)	11

MOD_DATE	The Effective Distribution Date of the Modification for the loan.		MM/DD/YYYY	10

MOD_TYPE	The Modification Type.		Varchar - value can be alpha or numeric	30

DELINQ_P&I_ADVANCE_AMT	The current outstanding principal and interest advances made by Servicer.	2	No commas(,) or dollar signs ($)	11

2

EXHIBIT G

Standard File Layout – Delinquency Reporting

Column/Header Name	Description	Decimal	Format Comment
SERVICER_LOAN_NBR	A unique number assigned to a loan by the Servicer. This may be different than the LOAN_NBR

LOAN_NBR	A unique identifier assigned to each loan by the originator.

CLIENT_NBR	Servicer Client Number

SERV_INVESTOR_NBR	Contains a unique number as assigned by an external servicer to identify a group of loans in their system.

BORROWER_FIRST_NAME	First Name of the Borrower.

BORROWER_LAST_NAME	Last name of the borrower.

PROP_ADDRESS	Street Name and Number of Property

PROP_STATE	The state where the property located.

PROP_ZIP	Zip code where the property is located.

BORR_NEXT_PAY_DUE_DATE	The date that the borrower’s next payment is due to the servicer at the end of processing cycle, as reported by Servicer.		MM/DD/YYYY

LOAN_TYPE	Loan Type (i.e. FHA, VA, Conv)

BANKRUPTCY_FILED_DATE	The date a particular bankruptcy claim was filed.		MM/DD/YYYY

BANKRUPTCY_CHAPTER_CODE	The chapter under which the bankruptcy was filed.

BANKRUPTCY_CASE_NBR	The case number assigned by the court to the bankruptcy filing.

POST_PETITION_DUE_DATE	The payment due date once the bankruptcy has been approved by the courts		MM/DD/YYYY

BANKRUPTCY_DCHRG_DISM_DATE	The Date The Loan Is Removed From Bankruptcy. Either by Dismissal, Discharged and/or a Motion For Relief Was Granted.		MM/DD/YYYY

LOSS_MIT_APPR_DATE	The Date The Loss Mitigation Was Approved By The Servicer		MM/DD/YYYY

LOSS_MIT_TYPE	The Type Of Loss Mitigation Approved For A Loan Such As;

LOSS_MIT_EST_COMP_DATE	The Date The Loss Mitigation /Plan Is Scheduled To End/Close		MM/DD/YYYY

LOSS_MIT_ACT_COMP_DATE	The Date The Loss Mitigation Is Actually Completed		MM/DD/YYYY

FRCLSR_APPROVED_DATE	The date DA Admin sends a letter to the servicer with instructions to begin foreclosure proceedings.		MM/DD/YYYY

ATTORNEY_REFERRAL_DATE	Date File Was Referred To Attorney to Pursue Foreclosure		MM/DD/YYYY

FIRST_LEGAL_DATE	Notice of 1st legal filed by an Attorney in a Foreclosure Action		MM/DD/YYYY

FRCLSR_SALE_EXPECTED_DATE	The date by which a foreclosure sale is expected to occur.		MM/DD/YYYY

FRCLSR_SALE_DATE	The actual date of the foreclosure sale.		MM/DD/YYYY

FRCLSR_SALE_AMT	The amount a property sold for at the foreclosure sale.	2	No commas(,) or dollar signs ($)

EVICTION_START_DATE	The date the servicer initiates eviction of the borrower.		MM/DD/YYYY

EVICTION_COMPLETED_DATE	The date the court revokes legal possession of the property from the borrower.		MM/DD/YYYY

LIST_PRICE	The price at which an REO property is marketed.	2	No commas(,) or dollar signs ($)

LIST_DATE	The date an REO property is listed at a particular price.		MM/DD/YYYY

OFFER_AMT	The dollar value of an offer for an REO property.	2	No commas(,) or dollar signs ($)

OFFER_DATE_TIME	The date an offer is received by DA Admin or by the Servicer.		MM/DD/YYYY

REO_CLOSING_DATE	The date the REO sale of the property is scheduled to close.		MM/DD/YYYY

REO_ACTUAL_CLOSING_DATE	Actual Date Of REO Sale		MM/DD/YYYY

OCCUPANT_CODE	Classification of how the property is occupied.

PROP_CONDITION_CODE	A code that indicates the condition of the property.

PROP_INSPECTION_DATE	The date a property inspection is performed.		MM/DD/YYYY

APPRAISAL_DATE	The date the appraisal was done.		MM/DD/YYYY

CURR_PROP_VAL	The current “as is” value of the property based on brokers price opinion or appraisal.	2

REPAIRED_PROP_VAL	The amount the property would be worth if repairs are completed pursuant to a broker’s price opinion or appraisal.	2

If applicable:

DELINQ_STATUS_CODE	FNMA Code Describing Status of Loan

DELINQ_REASON_CODE	The circumstances which caused a borrower to stop paying on a loan. Code indicates the reason why the loan is in default for this cycle.

MI_CLAIM_FILED_DATE	Date Mortgage Insurance Claim Was Filed With Mortgage Insurance Company.		MM/DD/YYYY

MI_CLAIM_AMT	Amount of Mortgage Insurance Claim Filed		No commas(,) or dollar signs ($)

MI_CLAIM_PAID_DATE	Date Mortgage Insurance Company Disbursed Claim Payment		MM/DD/YYYY

MI_CLAIM_AMT_PAID	Amount Mortgage Insurance Company Paid On Claim	2	No commas(,) or dollar signs ($)

POOL_CLAIM_FILED_DATE	Date Claim Was Filed With Pool Insurance Company		MM/DD/YYYY

POOL_CLAIM_AMT	Amount of Claim Filed With Pool Insurance Company	2	No commas(,) or dollar signs ($)

POOL_CLAIM_PAID_DATE	Date Claim Was Settled and The Check Was Issued By The Pool Insurer		MM/DD/YYYY

POOL_CLAIM_AMT_PAID	Amount Paid On Claim By Pool Insurance Company	2	No commas(,) or dollar signs ($)

FHA_PART_A_CLAIM_FILED_DATE	Date FHA Part A Claim Was Filed With HUD		MM/DD/YYYY

FHA_PART_A_CLAIM_AMT	Amount of FHA Part A Claim Filed	2	No commas(,) or dollar signs ($)

FHA_PART_A_CLAIM_PAID_DATE	Date HUD Disbursed Part A Claim Payment		MM/DD/YYYY

FHA_PART_A_CLAIM_PAID_AMT	Amount HUD Paid on Part A Claim	2	No commas(,) or dollar signs ($)

FHA_PART_B_CLAIM_FILED_DATE	Date FHA Part B Claim Was Filed With HUD		MM/DD/YYYY

FHA_PART_B_CLAIM_AMT	Amount of FHA Part B Claim Filed	2	No commas(,) or dollar signs ($)

FHA_PART_B_CLAIM_PAID_DATE	Date HUD Disbursed Part B Claim Payment		MM/DD/YYYY

FHA_PART_B_CLAIM_PAID_AMT	Amount HUD Paid on Part B Claim	2	No commas(,) or dollar signs ($)

VA_CLAIM_FILED_DATE	Date VA Claim Was Filed With the Veterans Admin		MM/DD/YYYY

VA_CLAIM_PAID_DATE	Date Veterans Admin. Disbursed VA Claim Payment		MM/DD/YYYY

VA_CLAIM_PAID_AMT	Amount Veterans Admin. Paid on VA Claim	2	No commas(,) or dollar signs ($)

Exhibit 2: Standard File Codes – Delinquency Reporting

The Loss Mit Type field should show the approved Loss Mitigation Code as follows:

•	ASUM- Approved Assumption

•	BAP- Borrower Assistance Program

•	CO- Charge Off

•	DIL- Deed-in-Lieu

•	FFA- Formal Forbearance Agreement

•	MOD- Loan Modification

•	PRE- Pre-Sale

•	SS- Short Sale

•	MISC- Anything else approved by the PMI or Pool Insurer

NOTE: Wells Fargo Bank will accept alternative Loss Mitigation Types to those above, provided that they are consistent with industry standards. If Loss Mitigation Types other than those above are used, the Servicer must supply Wells Fargo Bank with a description of each of the Loss Mitigation Types prior to sending the file.

The Occupant Code field should show the current status of the property code as follows:

•	Mortgagor

•	Tenant

•	Unknown

•	Vacant

The Property Condition field should show the last reported condition of the property as follows:

•	Damaged

•	Excellent

•	Fair

•	Gone

•	Good

•	Poor

•	Special Hazard

•	Unknown

Exhibit 2: Standard File Codes – Delinquency Reporting, Continued

The FNMA Delinquent Reason Code field should show the Reason for Delinquency as follows:

Delinquency Code	Delinquency Description
001	FNMA-Death of principal mortgagor
002	FNMA-Illness of principal mortgagor
003	FNMA-Illness of mortgagor’s family member
004	FNMA-Death of mortgagor’s family member
005	FNMA-Marital difficulties
006	FNMA-Curtailment of income
007	FNMA-Excessive Obligation
008	FNMA-Abandonment of property
009	FNMA-Distant employee transfer
011	FNMA-Property problem
012	FNMA-Inability to sell property
013	FNMA-Inability to rent property
014	FNMA-Military Service
015	FNMA-Other
016	FNMA-Unemployment
017	FNMA-Business failure
019	FNMA-Casualty loss
022	FNMA-Energy environment costs
023	FNMA-Servicing problems
026	FNMA-Payment adjustment
027	FNMA-Payment dispute
029	FNMA-Transfer of ownership pending
030	FNMA-Fraud
031	FNMA-Unable to contact borrower
INC	FNMA-Incarceration

Exhibit 2: Standard File Codes – Delinquency Reporting, Continued

The FNMA Delinquent Status Code field should show the Status of Default as follows:

Status Code	Status Description
09	Forbearance
17	Pre-foreclosure Sale Closing Plan Accepted
24	Government Seizure
26	Refinance
27	Assumption
28	Modification
29	Charge-Off
30	Third Party Sale
31	Probate
32	Military Indulgence
43	Foreclosure Started
44	Deed-in-Lieu Started
49	Assignment Completed
61	Second Lien Considerations
62	Veteran’s Affairs-No Bid
63	Veteran’s Affairs-Refund
64	Veteran’s Affairs-Buydown
65	Chapter 7 Bankruptcy
66	Chapter 11 Bankruptcy
67	Chapter 13 Bankruptcy

EXHIBIT H

FORM OF POWER OF ATTORNEY

LIMITED POWER OF ATTORNEY

HSBC Bank USA, National Association, a national banking association having its principal place of business in [     ], [     ], in its capacity as trustee with respect to the People’s Financial Realty Mortgage Securities Trust, Series 2006-1, Mortgage-Backed Certificates, Series 2006-1 (hereinafter called the “Trustee”) hereby appoints People’s Choice Home Loan, Inc. (hereinafter called “PCHLI”), as its true and lawful attorney-in-fact to act in the name, place and stead of the Trustee for the purposes set forth below.

The said attorneys-in-fact, and each of them, are hereby authorized, and empowered, as follows:

1.	To execute, acknowledge, seal and deliver deed of trust/mortgage note endorsements, lost note affidavits, assignments of deed of trust/mortgage and other recorded documents, satisfactions/releases/reconveyances of deed of trust/mortgage, subordinations and modifications, tax authority notifications and declarations, deeds, bills of sale, and other instruments of sale, conveyance, and transfer, appropriately completed, with all ordinary or necessary endorsements, acknowledgments, affidavits, and supporting documents as may be necessary or appropriate to effect its execution, delivery, conveyance, recordation or filing.

2.	To execute and deliver insurance filings and claims, affidavits of debt, substitutions of trustee, substitutions of counsel, non-military affidavits, notices of rescission, foreclosure deeds, transfer tax affidavits, affidavits of merit, verifications of complaints, notices to quit, bankruptcy declarations for the purpose of filing motions to lift stays, and other documents or notice filings on behalf of the Trustee in connection with insurance, foreclosure, bankruptcy and eviction actions.

3.	To pursue any deficiency, debt or other obligation, secured or unsecured, including but not limited to those arising from foreclosure or other sale, promissory note or check. This power also authorizes PCHLI to collect, negotiate or otherwise settle any deficiency claim, including interest and attorney’s fees.

4.	To do any other act or complete any other document that arises in the normal course of servicing of all Mortgage Loans and REO Properties, as defined in, and subject to the terms of (a) the Pooling and Servicing Agreement, dated as of July 1, 2006, among People’s Choice Home Loan Securities Corp., as depositor (the “Depositor”), People’s Financial Realty Mortgage Securities Trust, Series 2006-1, as the Issuing Entity (the “Issuing Entity”), the Trustee, Wells Fargo Bank, N.A., as master servicer and securities administrator, EMC Mortgage Corporation, as servicer (the “Servicer”), and PCHLI, as subservicer, and (b) the Servicing Agreement, dated as of July 1, 2006, among the Servicer, Wells Fargo Bank, N.A., as master servicer, PCHLI, as subservicer, the Issuing Entity and the Trustee.

Dated:                     , 200        .

Witness:

Name:	Name:
Title: ___________________________________________

Name:

State of	)
	:	ss
County of	)

BEFORE ME,                                                              , a Notary Public in and for the jurisdiction aforesaid, on this                      day of                                     , personally appeared                                                                                                            who resides at                                                                                                            and who is personally known to me (or sufficiently proven) to be a                                                               of                                                                       and the person who executed the foregoing instrument by virtue of the authority vested in him/her and he/she did acknowledge the signing of the foregoing instrument to be his/her free and voluntary act and deed as a                                                                   for the uses, purposes and consideration therein set forth.

Witness my hand and official seal this                      day of                     , 200__.

NOTARY STAMP

My Commission Expires:

EXHIBIT I

SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE

The assessment of compliance to be delivered by [the Servicer] [the Subservicer] shall address, at a minimum, the criteria identified as below as “Applicable Servicing Criteria”:

Servicing Criteria		Subservicer[1]	Servicer
Reference	Criteria
General Servicing Considerations

1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.	X	X

1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.		X

1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the mortgage loans are maintained.

1122(d)(1)(iv)	A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.	X	X

Cash Collection and Administration

1122(d)(2)(i)	Payments on mortgage loans are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two (2) business days following receipt, or such other number of days specified in the transaction agreements.	X

1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	X

1122(d)(2)(iii)	Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.	X

1122(d)(2)(iv)	The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.	X

[1]	For line items not also marked as Servicer obligations, so long as the Subservicer remains People’s Choice Home Loan, Inc. (“PCHLI”), the Subservicer shall provide the information required thereby. If PCHLI should be removed from its role as Subservicer, then the Servicer shall become responsible for such line items, unless and until it shall appoint a successor subservicer who agrees to provide such information.

Servicing Criteria		Subservicer[1]	Servicer
Reference	Criteria

1122(d)(2)(v)	Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.	X

1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.	X

1122(d)(2)(vii)	Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.	X

Investor Remittances and Reporting

1122(d)(3)(i)	Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of mortgage loans serviced by the Servicer.	X

1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.	X

1122(d)(3)(iii)	Disbursements made to an investor are posted within two (2) business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.	X

1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.	X

Pool Asset Administration

1122(d)(4)(i)	Collateral or security on mortgage loans is maintained as required by the transaction agreements or related mortgage loan documents.	X

1122(d)(4)(ii)	Mortgage loan and related documents are safeguarded as required by the transaction agreements.	X

1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.	X

Servicing Criteria		Subservicer[1]	Servicer
Reference	Criteria
1122(d)(4)(iv)	Payments on mortgage loans, including any payoffs, made in accordance with the related mortgage loan documents are posted to the Servicer’s obligor records maintained no more than two (2) business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.	X

1122(d)(4)(v)	The Servicer’s records regarding the mortgage loans agree with the Servicer’s records with respect to an obligor’s unpaid principal balance.	X

1122(d)(4)(vi)	Changes with respect to the terms or status of an obligor’s mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.	X

1122(d)(4)(vii)	Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.	X

1122(d)(4)(viii)	Records documenting collection efforts are maintained during the period a mortgage loan is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).	X

1122(d)(4)(ix)	Adjustments to interest rates or rates of return for mortgage loans with variable rates are computed based on the related mortgage loan documents.	X

1122(d)(4)(x)	Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.	X

1122(d)(4)(xi)	Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.	X	\

Servicing Criteria		Subservicer[1]	Servicer
Reference	Criteria
1122(d)(4)(xii)	Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.	X

1122(d)(4)(xiii)	Disbursements made on behalf of an obligor are posted within two (2) business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.	X

1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.	X

1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.

EXHIBIT J

FORM OF ANNUAL CERTIFICATION

Re:	The [ ] agreement dated as of [ ], 200[ ] (the “Agreement”), among [IDENTIFY PARTIES]

I,                                                                              , the                                                                                                    of [NAME OF COMPANY] (the “Company”), certify to [the Purchaser], [the Depositor], and the [Master Servicer] [Securities Administrator] [Trustee], and their officers, with the knowledge and intent that they will rely upon this certification, that:

1. I have reviewed the servicer compliance statement of the Company provided in accordance with Item 1123 of Regulation AB (the “Compliance Statement”), the report on assessment of the Company’s compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB (the “Servicing Criteria”), provided in accordance with Rules 13a-18 and 15d-18 under Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Item 1122 of Regulation AB (the “Servicing Assessment”), the registered public accounting firm’s attestation report provided in accordance with Rules 13a-18 and 15d-18 under the Exchange Act and Section 1122(b) of Regulation AB (the “Attestation Report”), and all servicing reports, officer’s certificates and other information relating to the servicing of the Mortgage Loans by the Company during 200[ ] that were delivered by the Company to the [Depositor] [Master Servicer] [Securities Administrator] [Trustee] pursuant to the Agreement (collectively, the “Company Servicing Information”);

2. Based on my knowledge, the Company Servicing Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in the light of the circumstances under which such statements were made, not misleading with respect to the period of time covered by the Company Servicing Information;

3. Based on my knowledge, all of the Company Servicing Information required to be provided by the Company under the Agreement has been provided to the [Depositor] [Master Servicer] [Securities Administrator] [Trustee];

4. I am responsible for reviewing the activities performed by the Company as servicer under the Agreement, and based on my knowledge and the compliance review conducted in preparing the Compliance Statement and except as disclosed in the Compliance Statement, the Servicing Assessment or the Attestation Report, the Company has fulfilled its obligations under the Agreement in all material respects; and

5. The Compliance Statement required to be delivered by the Company pursuant to the Agreement, and the Servicing Assessment and Attestation Report required to be provided by the Company and by any Subservicer and Subcontractor pursuant to the Agreement, have been provided to the [Depositor] [Master Servicer]. Any material instances of noncompliance described in such reports have been disclosed to the

J-1

[Depositor] [Master Servicer]. Any material instance of noncompliance with the Servicing Criteria has been disclosed in such reports.

Date: _____________________________________

By:
Name:
Title:

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